    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2009

                                                    REGISTRATION NO. 333-158038
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         PRE-EFFECTIVE AMENDMENT No. 1

                               -----------------

                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                          (Exact Name of Registrant)

                                  CONNECTICUT
        (State or other jurisdiction of incorporation or organization)

                                  06-1241288
                    (I.R.S. Employer Identification Number)

              C/O PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                              ONE CORPORATE DRIVE
                               SHELTON, CT 06484
                                (203) 926-1888
         (Address and telephone number of principal executive offices)

                    JOSEPH D. EMANUEL, CHIEF LEGAL OFFICER
                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                              ONE CORPORATE DRIVE
                               SHELTON, CT 06484
                                (203) 944-7504
           (Name, address and telephone number of agent for service)

                                  Copies to:

                              CHRISTOPHER SPRAGUE
                       VICE PRESIDENT, CORPORATE COUNSEL
                           THE PRUDENTIAL INSURANCE
                              COMPANY OF AMERICA
                               751 BROAD STREET
                             NEWARK, NJ 07102-2992
                                (973) 802-6997

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [_]  Accelerated filer [_]
Non-accelerated filer [X]    Smaller reporting company [_]

                        Calculation of Registration fee

----------------------------------------------------------------------------------------
                                         Proposed        Proposed
 Title of each class of     Amount        maximum         maximum
    securities to be        to be      offering price    aggregate        Amount of
       registered         registered*    per unit*     offering price  registration fee
----------------------------------------------------------------------------------------
Market-value adjustment
  annuity contracts (or
  modified guaranteed
  annuity contracts)      $25,000,000                                      $1,395
------------------------------------------------------------------------------------

* Securities are not issued in predetermined units. Securities were registered and the applicable filing fee paid in the original filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission may determine.

================================================================================

GMA

                                     AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                 One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes the Guaranteed Maturity Annuity (the "Annuity") issued by American Skandia Life Assurance Corporation ("American Skandia"). We may simultaneously offer several types of contracts. You may or may not be eligible for more than one type of contract. Certain features, such as the existence of or level of certain charges, may differ among various types of contracts. We may also declare different interest rates for different types of contracts. Various rights and benefits may differ among jurisdictions to meet applicable laws and/or regulations.

This Annuity is made available as participating interests in a group contract or as an individual contract. Participants in a group contract are issued certificates reflecting their rights and privileges. Eligible individuals who may participate in a group contract include those who have established accounts with certain broker-dealers who have entered into a distribution agreement to offer participating interests in a contract, as well as members of other eligible groups, such as employees of an employer. Purchasers of individual contracts are issued a contract (see "Distribution"). Both the certificates and individual contracts are hereafter referred to as the "Contract." Contracts or certain types of Contracts may not be available in all jurisdictions.

We offer various interest rate Guarantee Periods (see "Guarantee Periods"). The minimum premium we will accept from you is $5,000, which may be used to purchase multiple Contracts with different Guarantee Periods. Our minimum amount per Contract is $2,000. The minimum premium we will accept from you which may be used to purchase a contract in conjunction with a qualified plan is $2,000. A Contract is issued as evidence of the acceptance of each premium or portion of a premium. We issue an additional Contract for any subsequent premium accepted (see "Application and Initial Payment").

Values and benefits provided by the Annuity are funded by the general account assets of American Skandia (see "Investments").

These securities may be subject to substantial charges which could result in your receipt of less than your premium if you surrender your contract. Whether such a result actually occurs depends on the timing of any surrender, the amount of such charges and the interest rates we are crediting to contracts. Such charges are the market value adjustment, any sales charge we may deduct from your premium, and any surrender charge. The actual charges will be shown in your Contract. (see "Market Value Adjustment", "Sales Charge" and "Surrenders").

The interest rate in subsequent guarantee periods may be more or less than the rate in a previous period. However, the rates may not be lower than a minimum determined in relation to an index, but may be higher. Such index is not controlled by American Skandia. A minimum rate may be required for contracts issued in certain jurisdictions, including contracts issued for delivery in New York, if available (see "Interest Rates").

Purchase payments under these Annuities are not deposits or obligations of, or guaranteed or endorsed by, any bank or bank subsidiary, are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency and are not insured by the Securities Investor Protection Corporation ("SIPC") as to the loss of the principal amount invested.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.

                  FOR FURTHER INFORMATION CALL 1-800-752-6342.

GMA-PROS-(05/2003)               Issued by: American Skandia Life Assurance Corporation
Prospectus Dated:  May 1, 2003

  PLEASE SEE OUR PRIVACY POLICY ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                  This page has been intentionally left blank.

                                TABLE OF CONTENTS

Glossary of Terms ........................................................................     5
Summary of Annuity Features ..............................................................     7
Guarantee Periods & Interest Rates .......................................................     7
Death Benefits and Annuitization .........................................................     7
Access to Account Value ..................................................................     8
Charges ..................................................................................     8
Miscellaneous ............................................................................     8
Purchasing your Annuity ..................................................................     9
   APPLICATION AND INITIAL PAYMENT .......................................................     9
   RIGHT TO CANCEL .......................................................................     9
Fees and Charges .........................................................................     9
   SALES CHARGE ..........................................................................     9
   Surrender Charge ......................................................................    10
Managing Your Annuity ....................................................................    11
   PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS ...................................    11
   ADDITIONAL AMOUNTS ON QUALIFYING PURCHASE PAYMENTS ....................................    12
Managing Your Account Value ..............................................................    12
   Guarantee Periods .....................................................................    12
   Alternate Guarantee Periods ...........................................................    13
   Interest Rates ........................................................................    13
   Market Value Adjustment ...............................................................    14
Access To Account Value ..................................................................    15
   SURRENDERS ............................................................................    15
   MEDICALLY-RELATED WITHDRAWAL ..........................................................    16
   FREE WITHDRAWAL PRIVILEGE .............................................................    16
   SYSTEMATIC WITHDRAWALS ................................................................    16
   QUALIFIED PLAN WITHDRAWAL LIMITATIONS .................................................    16
   DEFERRAL OF PAYMENT ...................................................................    17
   ANNUITY DATE ..........................................................................    17
   ANNUITY OPTIONS .......................................................................    17
Death Benefit ............................................................................    18
      WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY? ...................    18
      HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED? ..........................    19
      IN GENERAL, HOW ARE ANNUITIES TAXED? ...............................................    19
      HOW ARE DISTRIBUTIONS TAXED? .......................................................    19
      WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED
         CONTRACTS? ......................................................................    21
      HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED? ..............................    22
General Tax Considerations ...............................................................    22
General Information ......................................................................    23
   REPORTS TO YOU ........................................................................    23
   WHO IS AMERICAN SKANDIA? ..............................................................    23
   Separate Account D ....................................................................    24
   ADMINISTRATION OF TRANSACTIONS ........................................................    24
   AGE LIMITS ............................................................................    25
   ASSIGNMENTS OR PLEDGES ................................................................    25
   MISSTATEMENT OF AGE OR SEX ............................................................    25
   CONTRACT MODIFICATION .................................................................    25
   INVESTMENT MANAGEMENT .................................................................    25
   CURRENT INVESTMENT GUIDELINES .........................................................    25
   DISTRIBUTION ..........................................................................    25
   LEGAL EXPERTS .........................................................................    26
   LEGAL PROCEEDINGS .....................................................................    26
   EXPERTS ...............................................................................    26
   INDEMNIFICATION .......................................................................    26
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .......................................    26
   HOW TO CONTACT US .....................................................................    26
   FINANCIAL STATEMENTS ..................................................................    27
APPENDIX A - Financial information about American Skandia Life Assurance Corporation .....     1
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN SKANDIA LIFE
   ASSURANCE CORPORATION .................................................................    11
APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT .....................................     1
APPENDIX C - ILLUSTRATION OF INTEREST CREDITING ..........................................     1

                                GLOSSARY OF TERMS

ANNUITANT is the person upon whose life your Contract is issued.

ANNUITY is the Guaranteed Maturity Annuity.

ANNUITY DATE is the date on which annuity payments are to commence.

BENEFICIARY(IES) is (are) the person(s) designated by you, either as of the Contract Date or at a later date, as the recipient of the death benefit.

CONTINGENT ANNUITANT is the person designated by you to become the Annuitant on the Annuitant's death prior to the Annuity Date.

CONTRACT, for purposes of this Prospectus, is your individual Annuity, or with respect to a group Annuity, the certificate evidencing your participation in an underlying group Annuity. It also represents an account we set up and maintain to track our obligations to you.

CONTRACT DATE is the effective date of your Contract (shown as your "Certificate Date" with respect to a group Annuity).

CONTRACT YEARS are continuous 12-month periods commencing on the Contract Date and each anniversary of the Contract Date.

CURRENT RATE is the applicable interest rate we offer for a Guarantee Period for your type of Contract. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different types of Contracts.

GROSS SURRENDER VALUE is, as of any date, that portion of the Interim Value you specify for a full or partial surrender.

GUARANTEE PERIOD is the period during which the rate at which interest is credited to your Contract is guaranteed.

IN WRITING is in a written form satisfactory to us and filed at the Office.

INITIAL GUARANTEE RATE is the rate of interest credited during the initial Guarantee Period for a Contract.

INTERIM VALUE is, as of any date, the Net Premium credited to a Contract plus all interest credited on such Net Premium, less the sum of all previous Gross Surrender Values and interest thereon from the date of each surrender, plus or minus any market value adjustment made when choosing an alternate Guarantee Period and interest thereon from the date such alternate Guarantee Period begins.

NET PREMIUM is a premium less any applicable sales charge applied to premium when received and any applicable premium tax deducted upon receipt of premium.

NET SURRENDER VALUE is the amount payable on a full or partial surrender after the application of any charges and market value adjustment.

OFFICE is our business office, American Skandia Life Assurance Corporation, One Corporate Drive, Shelton, Connecticut 06484.

PARTICIPANT is either an eligible entity or person who participates in a group Contract or is named as having ownership rights in relation to an Annuity issued as an individual contract. Eligibility depends on the specific Contract.

SUBSEQUENT GUARANTEE RATE is the rate of interest established by us for crediting to your Contract during a subsequent Guarantee Period.

SURRENDER DATE is the date we receive a completed request In Writing for a surrender.

"We", "us", "our" or "the Company" means American Skandia Life Assurance Corporation.

"You" or "your" means the Participant.

                           SUMMARY OF ANNUITY FEATURES

The Guaranteed Maturity Annuity is designed to allow you to accumulate funds for long term goals, such as retirement, on a tax-deferred basis. You may apply the accumulated funds on the Annuity Date to receive a stream of income payments.

                       GUARANTEE PERIODS & INTEREST RATES

Initial Guarantee Periods: You select an initial Guarantee Period among those we currently offer. If we accept the premium, we then issue a Contract. The initial Guarantee Period begins on the Contract Date (see "Application and Initial Payment" and "Guarantee Periods").

Subsequent Guarantee Periods: At the end of a Guarantee Period, a subsequent Guarantee Period begins, unless you have chosen such date as the Annuity Date. We reserve the right to make available different Guarantee Periods than those which were available when your Contract was issued. The subsequent Guarantee Period will be the same as the previous one (or the next shortest one if that duration is no longer available) unless we receive instructions from you In Writing at least two business days before the close of the Guarantee Period then ending. However, the subsequent Guarantee Period may not end beyond the Annuity Date (see "Guarantee Periods").

Alternate Guarantee Periods: You may choose, subject to certain limitations, to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end. Exercising this privilege will subject your Interim Value to a market value adjustment, but not to a surrender charge. You may also need to change your Annuity Date in order to exercise this privilege (see "Alternate Guarantee Periods").

Interest Rates: We declare interest rates for the available Guarantee Periods from time to time. The rate applicable throughout any Guarantee Period is the one in effect when such Guarantee Period begins. The rates we declare are subject to a minimum, but we may declare higher rates. The minimum is determined in relation to an index we do not control. For Contracts issued for delivery in certain jurisdictions, including New York, if available, rates may not be lower than the minimum rate in the contract issuing jurisdiction, irrespective of the index.

We reserve the right to simultaneously declare Subsequent Guarantee Rates for existing Contracts that are higher than Current Rates for the Guarantee Periods of the same duration applicable to newly issued Contracts of the same type, where allowed by law and regulation (see "Interest Rates").

Market Value Adjustment: The market value adjustment may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, is not affected by this adjustment. In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period.

The adjustment reflects the relationship as of the time of its calculation between: (a) the rate then being credited to your Contract; and (b) the Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment equally sensitive to such changes. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all contracts of the same type, and cannot exceed 0.25% of interest for any type of Contract. (see "Market Value Adjustment").

                        DEATH BENEFITS AND ANNUITIZATION

Death Benefits: A death benefit of the greater of your Contract's Interim Value or 100% of premium less the sum of all prior Gross Surrender Values, is provided in the event of your death or the Annuitant's death (if there is no Contingent Annuitant) if occurring both (a) prior to the Annuity Date, and (b) before the beginning of the Contract Year which starts following the earlier of your or the Annuitant's 85th birthday (see "Death Benefit").

Annuity Date and Annuity Options: You may choose the Annuity Date. However, it must be the first day of the first month on or after the end of a Guarantee Period, and after the third Contract Year. You may choose among a number of annuity options (see "Annuity Date" and "Annuity Options").

                             ACCESS TO ACCOUNT VALUE

Surrenders: Total and partial surrenders of your Contract are permitted prior to the Annuity Date. Such total or partial surrenders may be assessed a surrender charge and/or a market value adjustment (see "Surrenders"). A full or partial surrender may result in a taxable event, and in certain situations, a tax penalty (see "Certain Tax Considerations").

Free Withdrawal Privilege: Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts added due to premium size (see "Free Withdrawal Privilege").

Medically-Related Withdrawals: Where permitted by law, any applicable surrender charge or market value adjustment is waived on a full surrender if we receive satisfactory evidence of certain medically-related events or conditions (see "Medically-Related Withdrawals").

                                     CHARGES

Sales Charge: Effective September 16, 2002, all references to sales charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002.

American Skandia reserves the right to assess a sales charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a sales charge.

Surrender Charge: Effective September 16, 2002, all references to surrender charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002. There is no surrender charge applied if the Annuity is surrendered or a partial withdrawal is made, including any amounts withdrawn under the Free Withdrawal privilege or the Medically-Related Withdrawals provision. A Market Value Adjustment may apply.

American Skandia reserves the right to assess a surrender charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a surrender charge.

Sales Charge: This Contract does not feature a sales charge. However, we also offer a version of this Contract that does feature a sales charge. If you purchase a version of this Contract that features a sales charge, the amount and schedule of the sales charge will be shown on a Supplement to this Prospectus as well as in your Contract. Any such sales charge percentages may be level or decrease according to a specified schedule (see "Sales Charge").

Surrender Charge: This Contract imposes a surrender charge upon any full or partial surrender taken within six (6) years of a premium payment. However, we also offer a version of this Contract that does not feature a surrender charge. If you purchase a version of this Contract that does not feature a surrender charge, the Contract will have a sales charge as discussed above and as shown on a Supplement to this Prospectus as well as in your Contract. For those Contracts that feature a surrender charge, the amount of the charge is calculated at 6.0% of the Gross Surrender Value deemed to be a liquidation of premium.

Premium Taxes: In several states, a premium tax is payable, either when premiums are received or, when the Interim Value is applied under an annuity option. We will deduct the amount of the premium tax payable, if any, from your premiums or Interim Value. The amount of the premium tax varies from jurisdiction to jurisdiction, which any state legislature may change. Also, any state legislature may decide to impose the tax when premium payments are made. In those jurisdictions imposing such a tax, the tax rates currently in effect range up to 3 1/2%. However, local taxes may be higher.

                                  MISCELLANEOUS

Additional Amounts on Qualifying Purchase Payments: We reserve the right to make additions to the Interim Values of Contracts of Owners submitting large amounts of premium, wherever allowed by law. As of the date of this Prospectus, the breakpoints for such treatment are premiums of $500,000, $1,000,000 and $5,000,000. We reserve the right to change these breakpoints (see "Additional Amounts on Qualifying Purchase Payments").

Multiple Contracts: We issue a Contract for each acceptable premium or portion thereof, subject to our rules for minimum amounts per Contract. Subsequent discussion in this Prospectus will be in terms of a single Contract.

                             PURCHASING YOUR ANNUITY

APPLICATION AND INITIAL PAYMENT

We may require a properly completed application or enrollment form, a premium, and any other materials under our underwriting rules before we agree to issue an Annuity. We may issue an Annuity without completion of an application or enrollment form for certain classes of Annuities, where permitted by law.

We offer various initial Guarantee Periods. Subject to our rules, you may choose to have your Net Premium or portions thereof accumulate interest for one or more of the Guarantee Periods then available. While we may issue multiple Contracts, such multiple Contracts may be treated for tax purposes as if they were a single Contract (see "Certain Tax Considerations"). No Guarantee Period may end later than the Annuity Date.

Once we accept your premium and all our requirements are met, we issue a Contract for each initial Guarantee Period you choose. The minimum premium we will accept from you is $5,000. Our minimum amount per Contract is $2,000. Therefore, you could choose one but not more than two Guarantee Periods if you sent the minimum premium amount. The minimum premium we will accept from you which may be used to purchase a Contract in conjunction with a qualified plan is $2,000. Our prior approval is required before we will accept a premium of any amount that would cause the combined Interim Value of all your Contracts to exceed $500,000.

We confirm each premium payment in writing.

RIGHT TO CANCEL

You may return your Contract for a refund within a specified period. Depending on the applicable legal and regulatory requirements, this period may be within ten days of receipt, twenty-one days of receipt or longer. Unless we are required by law to return the premium amount, the amount of the refund will equal the Interim Value times the market value adjustment as of the date we receive the cancellation request plus any amount deducted for premium tax and/or any sales charge, less the accumulated value of any additions we make because of the amount of premium paid. When your Contract is issued, you will be informed of the amount due if you exercise this right. Exercising the right requires return of the Contract to us or to the representative who solicited your purchase.

                                FEES AND CHARGES

Sales Charge: Effective September 16, 2002, all references to sales charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002.

American Skandia reserves the right to assess a sales charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a sales charge.

Surrender Charge: Effective September 16, 2002, all references to surrender charge throughout the Prospectus are no longer applicable and are deleted. This change affects existing Participants who purchased the Annuity prior to September 16, 2002, as well as, new Participants who purchase the Annuity on or after September 16, 2002. There is no surrender charge applied if the Annuity is surrendered or a partial withdrawal is made, including any amounts withdrawn under the Free Withdrawal privilege or the Medically-Related Withdrawals provision. A Market Value Adjustment may apply.

American Skandia reserves the right to assess a surrender charge when offering the Contract in the future. However, Participants who purchased an Annuity before such date will not be subject to a surrender charge.

SALES CHARGE

This Contract does not feature a sales charge.

However, we also offer a version of this Contract that does feature a sales charge. If you purchase a version of this Contract that features a sales charge, the amount and schedule of the sales charge will be shown on a Supplement to this Prospectus as well as in your Contract. Any such sales charge percentages may be level or decrease according to a specified schedule (see "Sales Charge"). As of the date of this Prospectus, we were not offering Contracts with sales charges in excess of 6% of premium upon receipt. However, we reserve the right to offer new types of Contracts with sales charges of not more than 8.5% of premium upon receipt. Sales charge percentages may be level or may decrease according to a specified schedule. For example, a Contract could have a schedule of sales charges such that 5% is assessed against the first $10,000 of the cumulative premiums paid by a Participant, 4% is assessed against the next $10,000 of cumulative premiums paid by that Participant, and 3% assessed against cumulative premiums paid by a Participant in excess of $20,000. This example is hypothetical. The actual amount and schedule for such a charge, if any, will be shown on a Supplement to the Prospectus as well as in your Contract.

From time to time we may structure sales charges for a group Contract, or we may reduce or waive sales charges for individual Contracts, when either are sold in a manner that reduces sales expenses or spreads them out over time. We would consider various factors, including (1) the size and type of group, (2) the amount of premiums, (3) additional premiums from existing Participants, and/or
(4) other transactions where our sales expenses are likely to be reduced, eliminated or spread out over time.

No sales charge is imposed when any group Contract or any individual Contract issued pursuant to this Prospectus is owned on its Contract Date by: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h) above; and (j) the siblings of any such persons noted in (b) through
(h) above. No such group Contract or individual Contract is eligible for any Additional Amount due to the size of premiums (see "Additional Amounts on Qualifying Purchase Payments").

Any elimination of any sales charge or any reduction to the amount of such charges will not discriminate unfairly between Contract purchasers. We will not make any such changes to this charge where prohibited by law.

Depending on the Guarantee Period you choose and the Interest Rate Credited to your Contract, assessment of a substantial Sales Charge could result in your receipt of less than your premium even if you surrender your Contract at the end of a Guarantee Period. For example, if you chose a one-year Guarantee Period, we were crediting 4% interest per year when your Guarantee Period began, and the sales charge was 5% of your premium, you would receive less than your premium if you surrendered your Contract at the end of the initial Guarantee Period. You could also receive less than your premium due to any applicable surrender charge and the market value adjustment (see "Surrenders").

Surrender Charge

This Contract imposes a surrender charge upon any full or partial surrender taken within six (6) years of a premium payment. The amount of the charge is calculated at 6.0% of the Gross Surrender Value deemed to be a liquidation of premium.

However, we also offer a version of this Contract that does not feature a surrender charge. If you purchase a version of this Contract that does not feature a surrender charge, the Contract will have a sales charge as discussed above and as shown on a Supplement to this Prospectus as well as in your Contract.

For those Contracts that feature a surrender charge, the type and level of charges will be shown in your Contract. The charge may be level for a specified number of years or it may start at a particular level and then grade down to zero over a specified number of years. The charge may also depend on the duration of the Initial Guarantee Period you select. As of the date of this Prospectus, we were not offering Contracts with surrender charges in excess of 6% of premium. However, we reserve the right to offer new types of Contracts with sales charges of not more than 8.5% of premium. In addition, if both a Sales Charge and a Surrender Charge exist in the same Contract, the total of both charges will not exceed 8.5% of premium.

When the surrender charge is assessable against the amount of premium being liquidated, then surrenders or partial surrenders, except for those amounts taken under the free withdrawal provision, are deemed for the purpose of this charge to be first a liquidation of premium. Amounts taken under the free withdrawal privilege are not considered a liquidation of premium. On a partial surrender, Gross Surrender Value is deemed to come first from: (a) any interest then available under the free withdrawal provision; then from (b) any premium not yet liquidated, and then from (c) any remaining interest and any amounts credited due to premium size (see "Additional Amounts on Qualifying Purchase Payments"). This does not coincide with the treatment of such surrenders for tax purposes (see "Certain Tax Considerations).

From time to time we may structure surrender charges for a group Contract, or we may reduce or waive surrender charges for individual Contracts, when either are sold in a manner that reduces sales expenses or spreads them out over time. We would consider various factors including (1) the size and type of group, (2) the amount of premiums, (3) additional premiums from existing Participants, and/or
(4) other transactions where our sales expenses are likely to be reduced, eliminated or spread out over time.

No surrender charge is imposed when any group Contract or any individual Contract issued pursuant to this Prospectus is owned on its Contract Date by:
(a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h) above; and (j) the siblings of any such persons noted in (b) through
(h) above. No such group Contract or individual Contract is eligible for any Additional Amount due to the size of premiums (see "Additional Amounts on Qualifying Purchase Payments").

Any elimination of any surrender charge or any reduction to the amount of such charges will not discriminate unfairly between Contract purchasers. We will not make any such changes to this charge where prohibited by law.

                              MANAGING YOUR ANNUITY

PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS

When you purchase an Annuity, you must make certain designations, including a Participant and an Annuitant. You may also make certain other designations. These designations include a contingent Participant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary. Certain designations are required, as indicated below. Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

Some of the tax implications of the various designations are discussed in the section entitled "Certain Tax Considerations". However, there are other tax issues than those addressed in that section, including, but not limited to, estate and inheritance tax issues. You should consult with a competent tax counselor regarding the tax implications of various designations. You should also consult with a competent legal advisor as to the implications of certain designations in relation to an estate, bankruptcy, community property where applicable and other matters.

A Participant must be designated. You may designate more than one Participant. If you do, all rights reserved to Participants are then held jointly. We require consent In Writing of all joint Participants for any transaction for which we require the written consent of Participants. Where required by law, we require the consent of the spouse of any person with a vested interest in an Annuity. Naming someone other than the payor of a premium as the Participant may have gift, estate or other tax implications.

You may designate more than one primary or contingent Beneficiary and if you do, the proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise In Writing. The Beneficiary is the person or persons entitled to receive the death benefit or remaining certain payments under an annuity option with certain payments. Unless you indicated that a prior choice was irrevocable, you may change these designations at any time during the Annuitant's lifetime by sending a request In Writing.

If a Participant's spouse is designated as the sole primary Beneficiary of the Annuity and the Participant dies prior to the Annuity Date, the Participant's Spouse, as Beneficiary, may elect to be treated as Participant and continue the Annuity at its current Account Value, subject to its terms and conditions. If the Annuity is owned jointly by both spouses, and the primary Beneficiary is designated as "surviving spouse", each spouse named individually, or a designation of similar intent, then upon the death of either Participant, the surviving spouse may elect to be treated as Participant.

If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive at the time of the death upon which death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

You may name one or more Contingent Annuitants. There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant and the Contract is owned by a trust that is neither tax exempt nor does not qualify for preferred treatment under certain sections of the Code, such as Section 401 (a "non-qualified" trust). In general, the Code is designed to prevent the benefit of tax deferral from continuing for long periods of time on an indefinite basis. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Contract is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use a Contract in such a fashion. You must name Contingent Annuitants according to our rules when a Contract is used as a funding vehicle for certain retirement plans designed to meet the requirements of Section 401 of the Internal Revenue Code.

ADDITIONAL AMOUNTS ON QUALIFYING PURCHASE PAYMENTS

Effective September 16, 2002, all references to Additional Amounts on Qualifying Purchase Payments throughout the Prospectus are not applicable and are deleted.

Wherever allowed by law, we reserve the right to make additions to the Interim Values of Contracts of Participants submitting large amounts of premium.

The current breakpoints for qualifying for such additional amounts and the amount we credit are as follows:

             Purchase Payment                Additional Amount*
------------------------------------------   ------------------
At least $500,000 but less than $1,000,000          1.25%
Between $1,000,000  and $4,999,999                  3.00%
$5,000,000 or greater                               3.75%

*    as a percentage of the Purchase Payment.

As of the date of the Prospectus we make such a program available for Contracts that do not otherwise differentiate sales charges or surrender charges on the amount of premium received. However, we reserve the right to modify, suspend or terminate it at any time, or from time to time, without notice.

If you submit premium to purchase multiple Contracts, we divide the additions to the Contracts then being purchased in the same proportion as the premium is being divided among such Contracts.

Should you have a right to cancel your Contract (see "Right to Cancel") and exercise such a right, the accumulated value of the additional amount credited will not be included in the amount returned to you.

We do not consider additional amounts credited due to premium size to be an increase in your "investment in the contract" (see "Certain Tax Considerations).

Additional amounts credited are not included in any amounts you may withdraw without assessment of any applicable surrender charge (see "Free Withdrawal Privilege").

                           MANAGING YOUR ACCOUNT VALUE

Guarantee Periods

As of the date of this Prospectus, we offer Guarantee Periods with annual durations of one to ten years. We may change the Guarantee Periods we offer at some future date; however, any such change will not have an impact on any Guarantee Period then in effect. See Appendix C for an illustration of how interest is credited during a Guarantee Period.

At the end of a Guarantee Period that occurs prior to the Annuity Date, a subsequent Guarantee Period begins. At least 30 days prior to the end of any Guarantee Period of at least a year's duration, or earlier where required by law or regulation, we inform you of the Guarantee Periods available as of the date of such notice. We do not provide a similar notice if the Guarantee Period that is ending is of less than a year's duration. Subject to our rules, a subsequent Guarantee Period will begin according to your instructions, if received at our Office not less than two business days prior to the last day of the Guarantee Period then coming to an end. If you don't send us instructions or instructions are not received in a timely fashion, the subsequent Guarantee Period will be equal in duration to the one just ended.

We may change the guarantee periods available at any time, including the period between the date we mail you notice and the date your subsequent guarantee period begins. If you choose a duration that is no longer available on the date your subsequent Guarantee Period begins and we cannot reach you to choose a different duration, the next shortest duration will apply. Similarly, if you have made no choice but we no longer are making available Guarantee Periods equaling the one then ending for your Contract, the next shortest duration will apply. However, in no event will the Guarantee Period end after the Annuity Date.

Alternate Guarantee Periods

You may choose to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end, subject to the following rules:

     1.   We must receive your request In Writing at our Office.

     2. The beginning of the new Guarantee Period is the first business day after the date we receive all the information we need to process your request.

     3. The Guarantee Period you choose must be one we are making available on the date the new Guarantee Period is to begin.

     4. Your Annuity Date must be the first day of the month on or immediately after an anniversary of the date on which the new Guarantee Period begins. If necessary to meet this requirement, you must choose a new Annuity Date before we will process your request.

     5.   The new Guarantee Period may not extend beyond the Annuity Date.

     6.   We will process only one such request per Contract per Contract Year.

     7. In certain Contracts, you may not choose a shorter Guarantee Period than the Initial Guarantee Period until after the date the Initial Guaranteed Period was scheduled to end.

Any applicable market value adjustment formula will be applied to your Contract's Interim Value immediately prior to the beginning of the new Guarantee Period. No surrender charge will be assessed. The resulting Interim Value will be credited interest at the Subsequent Guarantee Rate for the new Guarantee Period.

Exercising this privilege may or may not increase your interim value over time. That will depend on such factors as any market value adjustment applicable at the time the privilege is exercised, the Guarantee Period you choose and Subsequent Guarantee Rate we are then crediting for that Guarantee Period, the length of time you subsequently hold your Contract, and any subsequent partial surrenders or withdrawals under the Free Withdrawal Privilege.

Interest Rates

Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. The Initial Guarantee Rate applies to the Net Premium less all Gross Surrender Values during the initial Guarantee Period. The Subsequent Guarantee Rate for any subsequent Guarantee Period applies to the Interim Value on the date such subsequent Guarantee Period begins less all Gross Surrender Values after that date.

We inform you of the Initial Guarantee Rate when we confirm acceptance of your premium and issuance of your Contract. You will be informed of the Subsequent Guarantee Rate applicable to any subsequent Guarantee Period as part of the annual report we send you.

At any time we may change interest rates. Any such change does not have an impact on the rates applicable to Guarantee Periods already in effect. However, such a change will affect the Market Value Adjustment (see "Market Value Adjustment).

When a subsequent Guarantee Period begins, the rate applied to your Contract will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

Interest rates are subject to a minimum. We may declare higher rates. The minimum for each Guarantee Period is based on both an index and a reduction to the interest rate determined according to the index.

Each index is based on the published rate for certificates of indebtedness (bills, notes or bonds, depending on the term of indebtedness) of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the beginning of the Guarantee Period to which the minimum is to apply. The term (length of time from issuance to maturity) of the certificates of indebtedness upon which the index used for any Guarantee Period is the same as the Guarantee Period. If no certificates of indebtedness are available for such term, the next shortest term is used. If the United States Treasury's auction program is discontinued, we will substitute indexes which in our opinion are comparable. If required, implementation of such substitute indexes will be subject to approval by the Securities and Exchange Commission and the Insurance Department of the jurisdiction in which the Contract was delivered. (For group Contracts, it is our expectation that approval of only the jurisdiction in which the underlying group contract was delivered would apply.)

The reduction used in determining the minimum is an amount not to exceed 2% percent of interest. We may reduce this amount for a particular type of Contract if we can expect reduced sales expenses or other expenses in relation to sales of that Contract.

In certain jurisdictions, including New York, if available, in no event will the minimum be less than the minimum rate in the contract issuing jurisdiction, irrespective of the index.

Your Contract may include a provision committing us to declare Subsequent Guarantee Rates applicable to certain Subsequent Guarantee Periods at higher rates than the Current Rates for that type of Contract. The manner in which Subsequent Guarantee Rates are increased will be uniform for all Participants in any one particular group Contract. The manner in which such Subsequent Guarantee Rates are increased will be uniform for all owners of any one particular type of individual Contract, wherever such an increase in rates is allowed by law and/or regulation. For any particular Contract, the number of Contract Years required before such an increase in rates applies or the size of such increase will depend on our expectations as to sales expenses and other expenses in relation to sales of that type of Contract.

We have no specific formula for determining the interest rates we declare. Rates may differ, between types of Contracts, even for Guarantee Periods of the same duration starting at the same time. We expect such rates to reflect the returns available on the type of investments we make to support these types of Contracts. However, we may also take into consideration in determining rates such factors including, but not limited to, the duration of the Guarantee Period, regulatory and tax requirements, the liquidity of the secondary markets for the type of investments we make, commissions, administrative expenses, investment expenses, general economic trends and competition. Our management makes the final determination as to interest rates to be credited. We cannot predict the rates we will declare in the future.

You may obtain our current rates by writing us or calling us at 1-800-766-4530.

Market Value Adjustment

The market value adjustment ("MVA") may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, or which qualifies under our rules as a medically-related withdrawal is not affected by the MVA.

In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period, except where required by law, if the change to an alternate Guarantee Period occurs not more than 30 days before the end of the Guarantee Period.

The MVA reflects the relationship as of the time it is calculated between: (a) the rate then being credited to your Contract; and (b) our Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment sensitive to such fluctuations. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all Contracts of the same type, and cannot exceed 0.25% for any type of Contract.

We reserve the right, from time to time, to determine the MVA using an interest rate lower than the Current Rate for all transactions applicable to a class of Contracts. This would benefit all such Contracts if transactions to which the MVA applies occur while we use such lower interest rate.

In certain states the amount of any MVA may be limited under state law or regulation. If your Annuity is governed by the laws of that state, any MVA that applies will be subject to our rules for complying with such law or regulation.

     The formula we use to determine the MVA is:

                    [(1+I)/(1+J+the adjustment amount)] N/12

                                     where:

     I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

     J is the Current Rate for your type of Contract for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period; and

     N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining to the end of your Guarantee Period.

     The formula that applies if amounts are surrendered pursuant to the right to return the Annuity is [(1+I)/(1+J)]N/12.

     Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

     See Appendix B for illustrations of how the MVA works.

                             ACCESS TO ACCOUNT VALUE

SURRENDERS

You may request a full or partial surrender. Your Annuity must accompany your surrender request. Partial surrenders may only be made if:

     (a)  the Gross Surrender Value is at least $1,000; and

     (b) the Gross Surrender Value plus $1,000 does not exceed the amount payable if you completely surrender your Contract on that date.

The amount payable to you is the Net Surrender Value. The method for determining the Net Surrender Value is shown in your Contract, and is either expressed as a percentage of the Gross Surrender Value or as a percentage of the premium being liquidated. Assuming that:

          A = the Gross Surrender Value;

          B = the surrender charge, if any, as of the date we receive the surrender request In Writing; and

          C = the market value adjustment described below as of the date we receive the surrender request In Writing;

     i. if the surrender charge is expressed as a percentage of the Gross Surrender Value, then the Net Surrender Value equals (A - B) X C;

     ii. if the surrender charge is expressed as a percentage of the premium being liquidated, then the Net Surrender Value equals (A X C) - B; and

     iii. if there is no surrender charge, then the Net Surrender Value equals A X C.

These securities may be subject to a substantial surrender charge and/or market value adjustment if not held to the end of a guarantee period, which could result in your receipt of less than your premium. You may avoid any applicable surrender charge by holding your Contract until the time surrender charges no longer apply, which will be shown in your Contract. No market value adjustment applies to any surrender occurring at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of the Guarantee Period. However, any sales charges, if applicable, could also result in your receipt of less than your premium under certain circumstances (see "Sales Charge").

Where permitted by law, any applicable surrender charge is waived if a full surrender qualifies under our rules as a medically-related withdrawal (see "Medically-Related Withdrawals").

Under certain circumstances, some or all of the monies surrendered may be considered as taxable income and may also be subject to certain penalty provisions of the Internal Revenue Code (see "Certain Tax Considerations").

MEDICALLY-RELATED WITHDRAWAL

Where permitted by law, you may apply to surrender your rights under your Contract for its Interim Value prior to the Annuity Date upon occurrence of a "Contingency Event". The Annuitant must be alive as of the date we pay the proceeds of such surrender request. If the Owner is one or more natural persons, all such Owners must be alive at such time. This waiver of any applicable surrender charge and market value adjustment is subject to our rules. For contracts issued before May 1, 1996, a "Contingency Event" occurs if the Annuitant is:

     1. First confined in a "Medical Care Facility" while your Contract is in force and remains confined for at least 90 days in a row; or

     2. First diagnosed as having a Fatal Illness while your Contract is in force.

"Medical Care Facility" means any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed "Physician" in writing and based on physical limitations which prohibit daily living in a non-institutional setting. "Fatal Illness" means a condition diagnosed by a licensed Physician which is expected to result in death within 2 years for 80% of the diagnosed cases. "Physician" means a person other than you, the Annuitant or a member of either your or the Annuitant's families who is state licensed to give medical care or treatment and is acting within the scope of that license. We must receive satisfactory proof of the Annuitant's confinement or Fatal Illness In Writing.

Specific details and definitions of terms in relation to this benefit may differ in certain jurisdictions.

FREE WITHDRAWAL PRIVILEGE

Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts or due to premium size. Amounts credited due to premium size are not considered to be interest only for purposes of this free withdrawal privilege (see "Additional Amounts on Qualifying Purchase Payments"). Withdrawals of any type made prior to age 59 1/2 may be subject to 10% tax penalty (see "Penalty on Distributions").

SYSTEMATIC WITHDRAWALS

You can receive Systematic Withdrawals of Growth only or fixed dollar amounts that do not exceed the Growth. Systematic Withdrawals are not subject to Market Value Adjustments.

Generally, Systematic Withdrawals are limited to the Growth accrued after the program of Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed the Growth. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

QUALIFIED PLAN WITHDRAWAL LIMITATIONS

There are surrender or withdrawal limitations in relation to certain retirement plans for employees which qualify under various sections of the Internal Revenue Code of 1986, as amended (the "Code"). These limitations do not affect certain roll-overs or exchanges between qualified plans. Generally, distribution of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Code section 402(g)(3)(A)), or attributable to transfers from a custodial account (as defined in Code section 403(b)(7)), is restricted to the employee's: (a) separation from service; (b) death; (c) disability (as defined in Section 72(m)(7) of the Code); (d) reaching age 59 1/2; or (e) hardship (as defined for purposes of Code Section 401(k)). Hardship withdrawals are restricted to amounts attributable to salary reduction contributions, and do not include investment results. In the case of tax sheltered annuities, these limitations do not apply to certain salary reduction contributions made and investment results earned prior to dates specified in the Code. In addition, the limitation on hardship withdrawals does not apply to salary reduction contributions made and investment results earned prior to dates specified in the Code which have been transferred from custodial accounts. Rollovers from the types of plans noted to an individual retirement account or individual retirement annuity are not subject to the limitations noted. Certain distributions, including rollovers, that are not transferred directly to the trustee of another qualified plan, the custodian of an individual retirement account or the issuer of an individual retirement annuity may be subject to automatic 20% withholding for Federal income tax. This may also trigger withholding for state income taxes.

DEFERRAL OF PAYMENT

We may defer payment of any partial or total surrender for the period permitted by law. In no event may this deferral of payment exceed 6 months from the date we receive the request In Writing. If we defer payment for more than 30 days, we pay interest on the amount deferred in accordance with your Contract.

ANNUITY DATE

You may choose an Annuity Date when you purchase an Annuity or at a later date. It must be the first day of the first month on or after the end of a Guarantee Period. It must also be after the third Contract Year unless the Annuitant has a medically-related condition that would permit a medically-related withdrawal (see "Medically-Related Withdrawals"). It can be changed at any time but such requests must be received In Writing at our Office at least 30 days before the current Annuity Date. In the absence of an election In Writing and where permitted by law: (a) the Annuity Date is the start of the Contract Year first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity. Your choice of Annuity Date may be limited in certain jurisdictions.

ANNUITY OPTIONS

You may select an annuity option when you purchase an Annuity, or at a later date. You may change this before the Annuity Date under the terms of your contract. In the absence of an election from you, payments will automatically commence on the Annuity Date under option 2, with 120 payments certain. The amount to be applied is the value of your Contract on the Annuity Date. Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is $50.

If you have not made an election prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not alter such election.

Option 1

Life Annuity: This annuity is payable monthly during the lifetime of the payee, terminating with the last payment due prior to the death of the payee. Since no minimum number of payments is guaranteed, this option offers the maximum level of monthly payments of the annuity options. It is possible that the payee could receive only one payment if he or she died before the date the second payment was due, and no others payments nor death benefits would be payable.

Option 2

Life Annuity with 120, 180, or 240 Monthly Payments Certain:

This annuity provides monthly income to the payee for a fixed period of 120, 180, or 240 months, as selected, and for as long thereafter as the payee lives. Should the payee die before the end of the fixed period, the remaining payments are paid to the Beneficiary to the end of such period.

Option 3

Payments Based on Joint Lives:

Under this option, income is payable monthly during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all key lives occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

Option 4

Payments for a Designated Period:

This annuity provides an amount payable for a specified number of years. The number of years is subject to our then current rules.

Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period. Note that under this option, payments are not based on how long we expect Annuitants to live.

The monthly payment varies according to the annuity option you select. The monthly payment is determined by multiplying the value of your Contract on the Annuity Date (expressed in thousands of dollars) less any amount then assessed for premium tax, by the amount of the first monthly payment per $1,000 obtained from our annuity rates. These rates will not be less than those provided in the tables included in the Contract. These tables are derived from the 1983a Individual Annuity Mortality Table with ages set back one year for males and two years for females and with an assumed interest rate of 4% per annum. Where required by law or regulation, such annuity tables will have rates that do not differ according to the gender of the key life. Otherwise the rates will differ according to the gender of the key life.

Annuity payments will be made on the first day of each month once payments begin.

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                                  DEATH BENEFIT

On the Contracts we offer as of the date of this Prospectus, "death" means either your death, or the Annuitant's death if there is no Contingent Annuitant. The amount payable on death prior to the Annuity Date and before the Contract anniversary following the earlier of your or the Annuitant's 85th birthday is the greater of (1) the Interim Value of your Contract as of the date we receive due proof of death, or (2) the premium allocated to your Contract less the sum of all prior Gross Surrender Values. The amount of the death benefit at any later date prior to the Annuity Date is the Interim Value as of the date we receive "due proof of death". The following constitutes "due proof of death":
(a)(i) a certified copy of a death certificate, (ii) a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or (iii) any other proof satisfactory to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the death benefit, if not previously elected by the Participant. The amount of the death benefit is reduced by any annuity payments made prior to the date we receive In Writing due "proof of death".

We may offer contracts that pay the death benefit upon the death of: (a) the Participant when the Participant is a natural person; and (b) the Annuitant (unless a Contingent Annuitant was previously designated) when the Participant is not a natural person (such as a trustee). In such Contracts the death benefit would be payable if the death occurred before the 85th birthday of the applicable decedent.

In the absence of your election In Writing prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not modify such election. In the event of your death, the benefit must be distributed within:
(a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after your death to be paid under (b) above must commence within one year of the date of death.

If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. However, if the Contingent Annuitant predeceased the Annuitant or there is no Contingent Annuitant designation, the death benefit becomes payable to the Beneficiary.

The death of the first of any joint Participant is deemed the death of the Participant for determining payment of the death benefit.

If the Beneficiary is your spouse and your death occurs prior to the Annuity Date and the Annuitant or Contingent Annuitant is living, then in lieu of receiving the death benefit, your spouse may elect to be treated as the Participant and continue the Annuity at its current Interim Value, subject to its terms and conditions.

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?

Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?

The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Taxation of the Annuity will depend in large part on:

1. whether the Annuity is used by:

[X] a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or

[X] an individual or a corporation, trust or partnership (a "Non-qualified Contract"); and

2. whether the Owner is:

[X]  an individual person or persons; or

[X]  an entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals own an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as "tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity and is not a Qualified Contract, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income. An exception from current taxation applies for annuities held by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for Federal tax purposes may not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?

Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and taxable in the year it is received. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

[X] "Income on the contract" is calculated by subtracting the taxpayer's "investment in the contract" from the aggregate value of all "related contracts" (discussed below).

[X] "Investment in the contract" is equal to total purchase payments for all "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" that were not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance, endowment, or annuity contracts under Section 1035 of the Code. The "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions After Annuitization: A portion of each annuity payment received on or after the Annuity Date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the "investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." The investment in the contract is excluded from gross income. Any portion of an annuity payment received that exceeds the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment may be allowed as a deduction on the decedent's final income tax return.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income. This penalty does not apply to certain distributions, including:

[X]  Distributions made on or after the taxpayer has attained age 591/2;

[X] Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;

[X] Distributions attributable to the taxpayer's becoming disabled within the meaning of Code section 72(m)(7);

[X] Distributions which are part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer (or the joint lives of the taxpayer and the taxpayer's designated beneficiary);

[X] Distributions of amounts which are treated as "investments in the contract" made prior to August 14, 1982;

[X]  Payments under an immediate annuity as defined in the Code;

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[X]  Distributions under a qualified funding asset under Code Section 130(d); or

[X] Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these contracts as "related contracts." In situations involving related contracts we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution from any one contract described under the section "Distributions before Annuitization." Generally, distributions will be treated as coming first from income on the contract until all of the income on all such related contracts is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view related contracts when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued guidance clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding "substantially equal periodic payments": (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions which are part of a series of substantially equal periodic payments that occur before the later of the taxpayer reaching age 59 1/2or five
(5) years from the first of such payments will result in the requirement to pay the 10% premature distribution penalty that would have been due had the payments been treated as subject to the 10% premature distribution penalty in the years received, plus interest. This does not apply when the modification is by reason of death or disability. American Skandia does not currently support a section 72(q) program.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the immediate annuity exception to the 10% penalty described above under "Penalty Tax on Distributions" for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of a contract if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the annuity starting date under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:
First, from the amount of "investment in the contract" made prior to August 14, 1982 and exchanged into the annuity; Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange); Then, from any remaining "income on the contract"; and Lastly, from the amount of any "investment in the contract" made after August 13, 1982.

Therefore, to the extent a distribution is equal to or less than the remaining investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty. In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this prospectus, we will treat a partial surrender of this type involving a non-qualified annuity contract as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% IRS early distribution penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance from the Internal Revenue Service as to whether a partial exchange from a life insurance contract is eligible for non-recognition treatment under Section 1035 of the Code. We will continue to report a partial surrender of a life insurance policy as subject to current taxation to the extent of any gain. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction on the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?

An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries below of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not intended to be complete discussions. The tax rules regarding qualified plans are complex. These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. The terms and conditions of the tax-qualified retirement plan may impose other limitations and restrictions that are in addition to the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Section 401(a) of the Code including 401(k) plans. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans: Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees. These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain qualifying employers such as public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3) for the benefit of their employees. Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

Section 457 Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Arrangements or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible to establish an IRA and the time when distributions must commence. Further, an Annuity may be established with "roll-over" distributions from certain tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from Federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made and the distribution is made (a) once the taxpayer is age 59 1/2or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from IRAs and qualified plans may be rolled over or transferred into an IRA or another qualified plan, on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional IRA itself may be converted into, a Roth IRA.

SEP IRAs: Eligible employers that meet specified criteria may establish Simplified Employee Pensions or SEP IRAs. Employer contributions that may be made to employee SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?

Distributions from Qualified Contracts are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of a distribution representing after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a Qualified Contract made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

[X] is part of a properly executed transfer to another IRA or another eligible qualified account;

[X] is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);

[X] is part of a series of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;

[X]  is subsequent to a separation from service after the taxpayer attains age
     55*;

[X] does not exceed the employee's allowable deduction in that tax year for medical care*;

[X] is made to an alternate payee pursuant to a qualified domestic relations order*; and

[X]  is made pursuant to an IRS levy.

The exceptions above which are followed by an asterisk (*) do not apply to IRAs. Certain other exceptions may be available.

Minimum Distributions after age 70 1/2: A participant's interest in a Qualified Contract must generally be distributed, or begin to be distributed, by the "required beginning date". This is April 1st of the calendar year following the later of:

[X]  the calendar year in which the individual attains age 70 1/2; or

[X] the calendar year in which the individual retires from service with the employer sponsoring the plan. The retirement option is not available to IRAs.

The IRS has released Treasury regulations containing new Minimum Distribution rules. For Minimum Distributions required in 2003 and later, individuals are required to use the rules under the 2002 Final Regulations. The 2002 Final Regulations contain a provision which could increase the amount of minimum distributions required for certain individuals. Under the 2002 Final Regulations, individuals are required to include in their annuity contract value the actuarial value of any other benefits that will be provided under the annuity. We and other annuity providers are currently seeking clarification of this new rule. You should consult your tax adviser to determine the impact of this rule on your Minimum Distributions.

Under the new Minimum Distribution rules, a uniform life expectancy table will be utilized by all participants except those with a spouse who is more than ten
(10) years younger than the participant. In that case, the new rules permit the participant to utilize the actual life expectancies of the participant and the spouse. In most cases, the beneficiary may be changed during the participant's lifetime with no affect on the Minimum Distributions. At death, the designated Beneficiary may generally take Minimum Distributions over his/her life expectancy or in a lump sum.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed. Because of the many recent changes to the Minimum Distribution rules, we strongly encourage you to consult with your tax advisor for more detailed information.

                           GENERAL TAX CONSIDERATIONS

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, known as eligible rollover distributions, from Qualified Contracts, are subject to automatic 20% withholding for Federal income taxes. The following distributions are not eligible rollover distributions and not subject to 20% withholding::

[X]  any portion of a distribution paid as a Minimum Distribution;

[X]  direct transfers to the trustee of another retirement plan;

[X] distributions from an individual retirement account or individual retirement annuity;

[X] distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan;

[X] distributions that are part of a series of substantial periodic payments pursuant to Section 72(q) or 72(t) of the Code; and

[X]  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before annuity payments have begun is treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity on or after the assignment or pledge of an entire annuity and while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued as Qualified Contracts, the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to someone other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1.1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

                               GENERAL INFORMATION

REPORTS TO YOU

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"). American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) both fixed and variable immediate adjustable annuities; and (d) a single premium variable life insurance policy that is registered with the SEC.

On December 20, 2002, Skandia Insurance Company Ltd. (publ), an insurance company organized under the laws of the Kingdom of Sweden ("Skandia"), and on that date, the ultimate parent company of American Skandia, announced that it and Skandia U.S. Inc. had entered into a definitive Stock Purchase Agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential Financial"). Under the terms of the Stock Purchase Agreement, Prudential Financial will acquire Skandia U.S. Inc., a Delaware corporation, from Skandia. Skandia U.S. Inc. is the sole shareholder of ASI, which is the parent company of American Skandia. The transaction is expected to close during the second quarter of 2003.

Prudential Financial is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. However, following the closing of the acquisition, Prudential Financial will exercise significant influence over the operations and capital structure of American Skandia.

Separate Account D

Our investments are subject to the requirements of applicable state laws. Such laws address the nature and quality of investments, as well as the percentage of our assets which we may commit to a particular type of investment. Subject to certain limitations and qualifications, such laws generally permit investment in federal, state and municipal obligations, corporate bonds, preferred and common stock, real estate mortgages, real estate and certain other investments.

Assets supporting the annuities are accounted for in one or more non-unitized separate accounts established by us under the laws of the State of Connecticut. Such separate accounts may contain assets from various types of annuities we offer, the assets of which are permitted to be held in such accounts under applicable law and regulation. Neither you nor the owner of any underlying group Annuity participate in the performance of the assets through any unit values in such a non-unitized separate account. There are no discrete units for such a separate account. Contracts do not represent units of ownership of assets belonging to this separate account.

We own the assets in each separate account. The assets accrue solely to our benefit. Neither you nor any group Contract owner participate in the investment gain or loss from assets belonging to such separate account(s). Such gain or loss accrues solely to us.

We believe that the assets equal to the reserve and other liabilities of such separate accounts are not chargeable with liabilities arising from our other business if so stated in our annuity contract and certificate forms. We have obtained approval in each jurisdiction in which our annuities are available for sale of language stating that:

          (A) Income, gains and losses, whether or not realized, from assets allocated to any such separate account are credited to or charged against such separate account without regard to our other income, gains or losses;

          (B) Assets equal to the reserves and other liabilities of such separate accounts are not chargeable with liabilities that arise from any business we conduct other than from the operation of the Annuities or other annuities which are supported by such separate accounts; and

          (C) We have the right to transfer to our general account any assets of such separate account which are in excess of such reserves and other liabilities.

All benefits attributable to Contracts and interests purchased in the group contracts are contract guarantees we make and are accounted for in the separate account(s). However, all of our general account assets are available to meet our obligations under the Contracts.

ADMINISTRATION OF TRANSACTIONS

In administering transactions, we may require presentation of proper identification prior to processing, including the use of a personal identification number ("PIN") issued by us, prior to accepting any instruction by telephone or other electronic means. We forward your PIN to you shortly after your Annuity is issued. To the extent permitted by law or regulation, neither we or any person authorized by us will be responsible for any claim, loss, liability or expense in connection with a switch to an alternate Guarantee Period or any other transaction for which we accept instructions by telephone if we or such other person acted on telephone instructions in good faith in reliance on your telephone instruction authorization and on reasonable procedures to identify persons so authorized through verification methods which may include a request for your Social Security or tax I.D. number or a personal identification number (PIN) as issued by us. We may be liable for losses due to unauthorized or fraudulent instructions should we not follow such reasonable procedures.

AGE LIMITS

Both you and the Annuitant, if you are not the Annuitant, must be less than 85 years of age on the Contract Date.

ASSIGNMENTS OR PLEDGES

Generally, your rights in a Contract may be assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. The assignment and/or loan proceeds may be subject to income taxes and certain penalty taxes (see "Certain Tax Considerations"). You may assign your rights to another person at any time, during the Annuitant's lifetime. You must give us a copy of the assignment In Writing. An assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under the assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

MISSTATEMENT OF AGE OR SEX

If the age and/or sex of the Annuitant has been misstated, we make adjustments to conform to the facts. Any underpayments by us will be remedied on the next payment following correction. Any overpayments by us will be charged against future amounts payable by us under your annuity.

CONTRACT MODIFICATION

We reserve the right to make changes that are necessary to maintain the tax status of the Annuity under the Internal Revenue Code and/or make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts. Where required by law or regulation, approval of the contract owner will be obtained prior to any such change.

INVESTMENT MANAGEMENT

We currently employ investment managers to manage the assets maintained in Separate Account D supporting the Guaranteed Maturity

Annuity. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

CURRENT INVESTMENT GUIDELINES

Some of the guidelines of our current investment strategy are outlined below. However, we are not obligated to invest according to this or any other strategy except as may be required by Connecticut and other state insurance laws.

Our current guidelines for the portfolio of investments in any non-unitized separate account include, but are not limited to the following:

1. Investments may be made in cash; debt securities issued by the United States Government or its agencies and instrumentalities; money market instruments; short, intermediate and long-term corporate obligations; private placements; asset-backed obligations; and municipal bonds.

2. At the time of purchase, fixed income securities will be in one of the top four generic lettered rating classifications as established by a nationally recognized statistical rating Organization ("NRSRO") such as Standard & Poor's or Moody's Investor Services, Inc. or any Should a fixed income security fall below one of these top four generic lettered rating classifications subsequent to purchase, we may or may not sell such security. We may change these guidelines at any time.

DISTRIBUTION

American Skandia Marketing, Incorporated, a wholly-owned subsidiary of American Skandia, Inc., acts as the principal underwriter of the Annuities. ASM, Inc.'s principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM, Inc. is a member of the National Association of Securities Dealers, Inc. ("NASD").

ASM, Inc. will enter into distribution agreements with certain broker-dealers registered under the Securities and Exchange Act of 1934 or with entities which may otherwise offer the Annuities that are exempt from such registration. Under such distribution agreements such broker-dealers or entities may offer Annuities to persons who have established an account with the broker-dealer or the entity. In addition, ASM, Inc. may solicit other eligible groups and certain individuals.

Compensation is paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Compensation is generally based on a percentage of Purchase Payments made, up to a maximum of 1.0%. Annual ongoing compensation may also be payable up to a maximum of 1.0% based on Interim Value. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you.

In addition, firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing or other services they provide to us or our affiliates. We or ASM may enter into compensation arrangements with certain firms. These arrangements will not be offered to all firms and the terms of such arrangements may differ between firms. Any such compensation will be paid by us or ASM and will not result in any additional charge to you. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or other compensation.

LEGAL EXPERTS

The Counsel of American Skandia Life Assurance Corporation has passed on on the legal matters with respect to Federal laws and regulations applicable to the issue and sale of the Annuities and with respect to Connecticut law.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business. American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

EXPERTS

The consolidated financial statements of American Skandia Life Assurance Corporation at December 31, 2002 and 2001, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, which is included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The Annual Report on Form 10-K for the year ended December 31, 2002 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US You can contact us by:

[X] calling our Customer Service Team at 1-800-752-6342 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's Telephone Automated Response System (STARS) at 1-800-766-4530.

[X] writing to us via regular mail at American Skandia - Variable Annuities, P.O. Box 7040, Bridgeport, Connecticut 06601-7040 OR for express mail American Skandia - Variable Annuities, One Corporate Drive, Shelton, Connecticut 06484. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

[X] sending an email to customerservice@skandia.com or visiting our Internet Website at www.americanskandia.com

[X] accessing information about your Annuity through our Internet Website at www.americanskandia.com

You can obtain account information through Skandia's Telephone Automated Response System (STARS) and at www.americanskandia.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or an investment professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN through STARS and at www.americanskandia.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

FINANCIAL STATEMENTS

The consolidated financial statements which follow in Appendix A are those of American Skandia Life Assurance Corporation as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002.

                                   APPENDIXES

     APPENDIX A Financial INFORMATION about American Skandia Life Assurance
                                   Corporation

               APPENDIX B ILLUSTRATION OF MARKET VALUE ADJUSTMENT

                  APPENDIX C ILLUSTRATION OF INTEREST CREDITING

                    APPENDIX A - FINANCIAL INFORMATION ABOUT
                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

SELECTED FINANCIAL DATA (dollars in thousands)

The following table summarizes information with respect to the operations of the
Company:

                                                    For the Year Ended December 31,
                                  -------------------------------------------------------------------
                                      2002          2001          2000          1999          1998
                                  -----------   -----------   -----------   -----------   -----------
STATEMENTS OF INCOME DATA
Revenues:
Annuity and life insurance        $   370,004   $   388,696   $   424,578   $   289,989   $   186,211
   charges and fees /a/ /b/
Fee income /b/                         97,650       111,196       130,610        83,243        50,839
Net investment income                  19,632        20,126        18,595        11,477        11,130
Net realized capital (losses)
   gains and other revenues /e/        (7,438)        2,698         4,195         3,688         1,360
                                  -----------   -----------   -----------   -----------   -----------
Total revenues                    $   479,848   $   522,716   $   577,978   $   388,397   $   249,540
                                  ===========   ===========   ===========   ===========   ===========
Benefits and Expenses:
Annuity and life insurance        $     3,391   $     1,955   $       751   $       612   $       558
benefits
Change in annuity and life
   insurance policy reserves
   /c/                                  2,741       (39,898)       49,339          (671)        1,053
Guaranteed minimum death
   benefit claims, net of              23,256        20,370         2,618         4,785            --
   hedge /b/
Return credited to contract             5,196         5,796         8,463        (1,639)       (8,930)
owners
Underwriting, acquisition and
   other insurance expenses           188,728       196,755       150,597       125,434        86,306
Amortization of deferred
   acquisition costs /b/ /d/          510,059       224,047       184,616        83,861        86,628
Interest expense                       14,544        73,424        85,998        69,502        41,004
                                  -----------   -----------   -----------   -----------   -----------
Total benefits and expenses       $   747,915   $   482,449   $   482,382   $   281,884   $   206,619
                                  ===========   ===========   ===========   ===========   ===========
Income tax (benefit) expense      $  (102,810)  $     7,168   $    30,779   $    30,344   $     8,154
                                  ===========   ===========   ===========   ===========   ===========
Net (loss) income                 $  (165,257)  $    33,099   $    64,817   $    76,169   $    34,767
                                  ===========   ===========   ===========   ===========   ===========
STATEMENTS OF FINANCIAL
CONDITION DATA
Total assets /b/                  $23,708,585   $28,009,782   $31,702,705   $30,881,579   $18,848,273
                                  ===========   ===========   ===========   ===========   ===========
Future fees payable to parent     $   708,249   $   799,472   $   934,410   $   576,034   $   368,978
                                  ===========   ===========   ===========   ===========   ===========
Surplus notes                     $   110,000   $   144,000   $   159,000   $   179,000   $   193,000
                                  ===========   ===========   ===========   ===========   ===========
Shareholder's equity              $   683,061   $   577,668   $   496,911   $   359,434   $   250,417
                                  ===========   ===========   ===========   ===========   ===========

/a./ On annuity and life insurance sales of $3,472,044, $3,834,167, $8,216,167,
     $6,862,968, and $4,159,662, during the years ended December 31, 2002, 2001,
     2000, 1999, and 1998, respectively, with contract owner assets under management of $21,894,636, $26,017,847, $29,751,822, $29,396,693, and
     $17,854,761, as of December 31, 2002, 2001, 2000, 1999, and 1998,
     respectively.

/b./ These items are significantly impacted by equity market volatility.

/c./ For the year ended December 31, 2000, change in annuity and life insurance policy reserves reflected increases to those reserves for guaranteed minimum death benefit ("GMDB") exposure. For the year ended December 31, 2001, the Company changed certain of its assumptions related to its GMDB exposure resulting in a benefit to operations. See Results of Operations in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") for a further discussion.

/d./ During the year ended December 31, 2002, the Company recorded an acceleration of amortization of $206,000 against the deferred acquisition cost asset. See the MD&A for a further discussion.

/e./ Net realized capital (losses) gains and other revenues include $5,845 of net realized capital losses on sales of securities during 2002 and an other than temporary impairment charge of $3,769 recorded during 2002 on the Company's equity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in thousands)

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

Results of Operations

Annuity and life insurance sales were $3,472,044, $3,834,167 and $8,216,167, in 2002, 2001 and 2000, respectively. The decrease in sales in 2002 and 2001 was primarily the result of the general decline in sales in the industry, attributed in large part to the continued uncertainty in the equity markets. In addition, the Company believes uncertainty regarding its future ownership has adversely impacted sales, primarily in the latter part of 2002. The Company announced, in the first quarter of 2002, its intention to focus on the growth of its core variable annuity business.

Average assets under management totaled $23,637,559 in 2002, $26,792,877 in 2001 and $31,581,902 in 2000, representing a decrease of 12% and 15% in 2002 and 2001, respectively, due primarily to weak equity markets. The decrease in annuity and life insurance charges and fees and fee income before surrender charge income and reinsurance was consistent with the decline in assets under management. Surrender charge income increased in 2002 as compared to 2001. This was caused by higher lapses when compared to the applicable prior year periods, and was primarily attributable, the Company believes, to concerns by contract holders, rating agencies and the Company's distribution channels, surrounding the uncertainty in the equity markets and its impact on variable annuity companies generally and, prior to the announcement of the Acquisition, uncertainty concerning the Company's future (See Liquidity and Capital Resources for rating agency actions).

Net realized capital losses in 2002 were primarily from $9,593 of losses on sales and $3,769 of other-than-temporary impairments of mutual fund investments that are held in support of a deferred compensation program for certain of the Company's employees. The deferred compensation program losses were offset by net gains of $3,746 during 2002 on sales of fixed maturities. Included in those net gains on sales of fixed maturities for 2002, was a realized loss of approximately $1,236 on the sale of a WorldCom, Inc. bond. The net capital gains in 2001 related primarily to sales of fixed maturity investments, were partially offset by losses on securities in the fixed maturity portfolio. The most significant loss was $2,636 related to Enron securities. In addition net realized capital losses of $3,534 in 2001 were incurred due to sales of mutual fund holdings in support of the Company's non-qualified deferred compensation program.

The change in annuity and life insurance policy reserves includes changes in reserves related to annuity contracts with mortality risks. During 2001, the Company's Guaranteed Minimum Death Benefit ("GMDB") reserve decreased $43,984, as the result of an update of certain reserve assumptions as to risks inherent in the benefit. Previous assumptions had been based on statutory valuation principles as an approximation for U.S. GAAP. In addition, future mortality rates were lowered in 2001 to reflect favorable past experience. However, offsetting the resulting increase in earnings and equity as a result of changes in the GMDB liability in 2001, assumptions related to GMDB claim costs were also updated in the calculation of the deferred acquisition cost asset, resulting in additional amortization of this asset.

The Company uses derivative instruments, which consist of equity option contracts for risk management purposes, and not for trading or speculation. The Company hedges the economic GMDB exposure associated with equity market fluctuations. GMDB claims, net of hedge, consist of GMDB claims offset by the mark to market and realized capital gain/loss results of the Company's option contracts. During 2002 and 2001, the fluctuations in GMDB claims, net of hedge, were driven by an increase in hedge related benefits of $19,776 and $14,646, respectively. Hedge related benefits were partially offset by increases in GMDB claims of $22,662 and $32,398 during 2002 and 2001, respectively.

Return credited to contract owners consists primarily of net investment results from the Company's fixed, market value adjusted, separate account investment option and changes in the Company's experience rated reinsurance receivables. The decrease in 2002 was primarily due to increased net investment results on the Company's fixed, market value adjusted, separate account investment option. As the equity markets decline, movement from variable investment options to fixed investment options, primarily due to one of the Company's product features, has increased the assets invested in the fixed separate account investment option. Included in 2002 net investment results is $9,849 of realized and unrealized losses on certain securities, of which $5,427 related to WorldCom, Inc. bonds. The increase in net investment results was partially offset by a decrease in experience rated reinsurance receivables in 2002 due to unfavorable experience on certain blocks of variable annuity business. In 2001, return credited to contract owners decreased primarily due to favorable experience on certain blocks of variable annuity contracts increasing the experience rated reinsurance receivable. Partially offsetting the 2001 decrease is net investment losses of $1,662 related to Enron securities.

Underwriting, acquisition and other insurance expenses for 2002, 2001 and 2000 were as follows:

                                                   2002        2001        2000
                                                ---------   ---------   ---------
Commissions and purchase credits                $ 287,612   $ 248,187   $ 430,743
General operating expenses                        145,438     157,704     214,957
Acquisition costs deferred                       (244,322)   (209,136)   (495,103)
                                                ---------   ---------   ---------
Underwriting, acquisition and other insurance
   expenses                                     $ 188,728   $ 196,755   $ 150,597
                                                =========   =========   =========

New products launched, as well as a larger proportion of sales of products with higher commissions as compared to 2001 led to an increase in commissions and purchase credits during 2002. Lower sales and asset levels led to a decrease in commissions and purchase credits during 2001. Partially offsetting this decline in 2001, the company launched a commission promotion program that increased commissions as a percentage of new sales. Commission promotions in 2002 were approximately equivalent as compared to 2001.

General operating expenses decreased during 2002 and 2001 as a result of lower sales-based compensation, as well as expense reduction programs implemented during 2001 and continued strong expense management in 2002. Variable compensation and long-term incentive plan expenses have decreased due to the slowdown in sales and the decline in the equity markets.

Amortization of deferred acquisition costs increased over the past two years, in general, due to the further depressed equity markets in 2002 and 2001, thereby decreasing expectations of future gross profits and actual gross profits from asset based fees and increased expected and actual claim costs associated with minimum death benefit guarantees. During 2002, the Company also performed a recoverability study and an analysis of its short-term assumptions of future gross profits and determined those assumptions of future profits to be excessive. This analysis resulted in a current year acceleration of amortization of $206,000. During 2002 and 2001, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization. See Note 2 of Notes to Consolidated Financial Statements for a further discussion on amortization of deferred acquisition costs.

Interest expense decreased during 2002 primarily due to lower interest expense related to the future fees payable to ASI liability (See Note 8). Interest expense on these obligations is driven by the cash flows from the underlying annuity contracts acting as collateral. Due to the depressed asset values of those annuity contracts driven by the decline in the equity markets, the cash flows, and therefore the interest expense, decreased from prior year levels. Interest expense decreased in 2001 as a result of a reduction in borrowing.

The Company's income tax (benefit) expense varies directly with increases or decreases in (loss) income from operations. The effective income tax rate varied from the corporate rate of 35% due primarily to the deduction for dividends received.

Total assets and liabilities decreased $4,301,197 and $4,406,590, respectively, from December 31, 2001. This change resulted primarily from the declining equity markets.

Significant Accounting Policies

Deferred Acquisition Costs

The costs of acquiring new business, which vary with and are primarily related to new business generated, are deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits. The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions. If the Company's long-term fund growth rate assumption was 7% instead of 8%, the Company's deferred acquisition cost asset at December 31, 2002 would be reduced by $26,273.

Future Fees Payable to ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts (generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, historical mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability.

The Company has determined, using assumptions for lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management, that the present value of future payments to ASI would be $429,773.

Deferred Taxes

The Company evaluates the necessity of recording a valuation allowance against its deferred tax asset in accordance with Statement of Financial Accounting Standards No. 109, Income Taxes ("SFAS 109"). In performing this evaluation, the Company considers all available evidence in making the determination as to whether it is more likely than not that deferred tax assets are not realizable. For the Company, that evidence includes: cumulative U.S. GAAP pre-tax income in recent years past, whether or not operating losses have expired unused in the past, the length of remaining carryback or carryforward periods, and net taxable income or loss expectations in early future years. The net taxable income or loss projections are based on profit assumptions consistent with those used to amortize deferred acquisition costs (see above discussion on deferred acquisition costs).

As of December 31, 2002, the Company has approximately $361,000 gross deferred tax assets related principally to net operating loss carryforwards that expire in 2016 and 2017 and insurance reserve differences. After considering the impact of gross reversing temporary liabilities of $323,000, the Company estimates that the Company will generate sufficient taxable income to fully utilize gross deferred tax assets within 2 years (prior to the expiration of the net operating losses).

Liquidity and Capital Resources

The Company's liquidity requirements have generally been met by cash from insurance operations, investment activities, borrowings from ASI, reinsurance, capital contributions and securitization transactions with ASI (see Note 8).

The Company's cash from insurance operations is primarily comprised of fees generated off of assets under management, less commission expense on sales, sales and marketing expenses and other operating expenses. Fund performance driven by the equity markets directly impact assets under management and therefore, the fees the Company can generate off of those assets. During 2002 and 2001, assets under management declined consistent with the equity market declines resulting in reductions in fee revenues. In addition, the equity markets impact sales of variable annuities. As sales have declined in a declining equity market, non-promotional commission expense declined, however, in order to boost sales levels, the Company has offered various sales promotions increasing the use of cash for commission expense.

In order to fund the cash strain generated from acquisition costs on current sales, the Company has relied on cash generated from its direct insurance operations as well as reinsurance and securitization transactions. The Company has used modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving , the future fees generated from that book of business. These reinsurance agreements also mitigate the recoverability risk associated with the payment of up-front commissions and other acquisition costs. Similarly, the Company has entered into securitization transactions whereby the Company issues to ASI, in exchange for cash, the right to receive future fees generated off of a specific book of business. On April 12, 2002, the Company entered into a new securitization transaction with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was approximately $101,713.

As of December 31, 2002, 2001 and 2000, the Company had short-term borrowings of $10,000, $10,000 and $10,000, respectively, and had long-term surplus notes liabilities of $110,000, $144,000 and $159,000, respectively. During 2002, the Company borrowed $263,091 and paid back $263,091 related to short-term borrowing. During 2002 and 2001, the Company received permission from the State of Connecticut Insurance Department to pay down surplus notes in the amount of $34,000 and $15,000, respectively. See Notes 14 and 15 of Notes to Consolidated Financial Statements for more information on surplus notes and short-term borrowing, respectively.

As of December 31, 2002, 2001 and 2000, shareholder's equity totaled $683,061, $577,668 and $496,911, respectively. The Company received capital contributions of $259,720 and $48,000 from ASI during 2002 and 2001, respectively. Of this, $4,520 and $2,500, respectively, was used to support its investment in Skandia Vida. Net (loss) income of ($165,257) and $33,099, for the years ended December 31, 2002 and 2001, respectively, contributed to the respective changes in shareholder's equity in 2002 and 2001.

The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC") requirements. These requirements are intended to allow insurance regulators to identify companies that may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest rate risk and business risk. The Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

During 2002, all of the major rating agencies reviewed the U.S. life insurance sector, including the Company. Based on these reviews the rating agencies have evolving concerns surrounding the risk profile of variable annuity companies due to their significant exposure to equity market performance. This exposure has resulted, and may continue to result, in earnings volatility. Based on the reviews made during 2002, the following ratings actions took place:

On May 8, 2002, Fitch Ratings downgraded the Company's "insurer financial strength" rating to A+ from AA- with a "stable" outlook.

On September 19, 2002, Fitch Ratings lowered the Company's "insurer financial strength" rating to A- from A+ with an "evolving" outlook.

On September 27, 2002, A.M. Best Co. lowered the Company's "financial strength" rating to A- from A with negative implications.

On October 16, 2002, Standard and Poor's lowered the Company's "counter party credit" and "financial strength" ratings to A- from A+ with a negative outlook and removed the Company from Credit Watch.

Subsequent to the announcement of the Acquisition, Standard and Poor's placed the Company on CreditWatch with positive implications.

Effects of Inflation

The rate of inflation has not had a significant effect on the Company's financial statements.

Outlook

The Company believes that it is well positioned to retain and enhance its position as a leading provider of financial products for long-term savings and retirement purposes as well as to address the economic impact of premature death, estate planning concerns and supplemental retirement needs. The Company has renewed its focus on its core variable annuity business, offering innovative long-term savings and income products, strengthening its wholesaling efforts and providing consistently good customer service in order to gain market share and improve profitability in an increasingly competitive market.

The Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act) permits affiliation among banks, securities firms and insurance companies. This legislative change has created opportunities for continued consolidation in the financial services industry and increased competition as large companies offer a wide array of financial products and services.

Various other legislative initiatives could impact the Company such as pension reform and capital gains and estate tax changes. These include the proposed exclusion from tax for corporate dividends, potential changes to the deductibility of dividends received from the Company's separate accounts and newly proposed tax-advantaged savings programs. Additional pension reform may change current tax deferral rules and allow increased contributions to retirement plans, which may lead to higher investments in tax-deferred products and create growth opportunities for the Company. A capital gains tax reduction may cause tax-deferred products to be less attractive to consumers, which could adversely impact the Company.

In addition, NAIC statutory reserving guidelines and/or interpretations of those guidelines may change in the future. Such changes may require the Company to modify, perhaps materially, its statutory-based reserves for variable annuity contracts.

Forward Looking Information

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a "safe harbor" for forward-looking statements, so long as those statements are identified as forward-looking, and the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in the Management's Discussion and Analysis of Financial Condition and Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules.

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and results may differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks, and includes "forward-looking statements" that involve risk and uncertainties. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.

Interest Rate Risk

Fluctuations in interest rates can potentially impact the Company's profitability and cash flows. At December 31, 2002, 91% of assets held under management by the Company are in non-guaranteed Separate Accounts for which the Company's interest rate and equity market exposure is not significant, as the contract owner assumes substantially all of the investment risk. Of the remaining 9% of assets, the interest rate risk from contracts that carry interest rate exposure is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets.

At December 31, 2002, the Company held fixed maturity investments in its general account that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities, fixed supplementary contracts, the fixed investment option offered in its variable life insurance contracts, and in support of the Company's target solvency capital. The Company has a conservative investment philosophy with regard to these investments. All investments are investment grade corporate securities, government agency or U.S. government securities.

The Company's deferred annuity products offer a fixed investment option which subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contract owner. Guarantee period options available range from one to ten years. Withdrawal of funds, or transfer of funds to variable investment options, before the end of the guarantee period subjects the contract owner to a market value adjustment ("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the MVA, should substantially offset the increase or decrease in the market value of the securities underlying the guarantee. The Company maintains strict asset/liability matching to enable this offset. However, the Company still takes on the default risk for the underlying securities, the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities held in the Company's guaranteed separate account as of December 31, 2002 totaled $1,828,048. Assets, primarily fixed income investments, supporting those liabilities had a fair value of $1,828,048. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at December 31, 2002. The analysis showed that an immediate decrease of 100 basis points in interest rates would result in a net increase in liabilities and the corresponding assets of approximately $69,150 and $68,500, respectively. An analysis of a 100 basis point decline in interest rates at December 31, 2001, showed a net increase in interest-sensitive liabilities and the corresponding assets of approximately $39,800 and $39,900, respectively.

Equity Market Exposure

The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by the Company. Various fees and charges earned are substantially derived as a percentage of the market value of assets under management. In a market decline, this income will be reduced. This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 2002, sustained throughout 2003, would result in an approximate drop in related mortality and expense charges and annual fee income of $36,350.

Another equity market risk exposure of the Company relates to guaranteed minimum death benefit payments. Declines in equity markets and, correspondingly, the performance of the funds underlying the Company's products, increase exposure to guaranteed minimum death benefit payments. As discussed in Note 2D of the consolidated financial statements, the Company uses derivative instruments to hedge against the risk of significant decreases in equity markets. Prior to the implementation of this program, the Company used reinsurance to mitigate this risk.

The Company has a portfolio of equity investments consisting of mutual funds, which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline; however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

Estimates of interest rate risk and equity price risk were obtained using computer models that take into consideration various assumptions about the future. Given the uncertainty of future interest rate movements, volatility in the equity markets and consumer behavior, actual results may vary from those predicted by the Company's models.

                  AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                         Report of Independent Auditors

To the Board of Directors and Shareholder of American Skandia Life Assurance Corporation

Shelton, Connecticut

We have audited the consolidated statements of financial condition of American Skandia Life Assurance Corporation (the "Company" which is an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia Life Assurance Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, in 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 2, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.


/s/ Ernst & Young LLP

Hartford, Connecticut
February 3, 2003

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 Consolidated Statements of Financial Condition
                        (in thousands, except share data)

                                                                      As of December 31,
                                                                  -------------------------
                                                                     2002          2001
                                                                  -----------   -----------
ASSETS
Investments:
   Fixed maturities - at fair value (amortized cost of $379,422
      and $356,882, respectively)                                 $   398,601   $   362,831
   Equity securities - at fair value (amortized cost of $52,017
      and $49,886, respectively)                                       51,769        45,083
   Derivative instruments - at fair value                              10,370         5,525
   Policy loans                                                         7,559         6,559
                                                                  -----------   -----------
      Total investments                                               468,299       419,998
Cash and cash equivalents                                              51,339            --
Accrued investment income                                               4,196         4,737
Deferred acquisition costs                                          1,117,544     1,383,281
Reinsurance receivable                                                  5,447         7,733
Receivable from affiliates                                              3,961         3,283
Income tax receivable                                                      --        30,537
Deferred income taxes                                                  38,206            --
Fixed assets, at depreciated cost (accumulated depreciation of
$7,555 and $4,266, respectively)                                       12,132        17,752
Other assets                                                          101,848       103,912
Separate account assets                                            21,905,613    26,038,549
                                                                  -----------   -----------
      Total assets                                                $23,708,585   $28,009,782
                                                                  ===========   ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Reserves for future policy and contract benefits                  $   149,349   $    91,126
Accounts payable and accrued expenses                                 133,543       192,952
Income tax payable                                                      6,547            --
Deferred income taxes                                                      --        54,980
Payable to affiliates                                                   2,223       101,035
Future fees payable to American Skandia, Inc. ("ASI")                 708,249       799,472
Short-term borrowing                                                   10,000        10,000
Surplus notes                                                         110,000       144,000
Separate account liabilities                                       21,905,613    26,038,549
                                                                  -----------   -----------
      Total liabilities                                            23,025,524    27,432,114
                                                                  -----------   -----------
Commitments and contingent liabilities (Note 18)
Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
   issued and outstanding                                               2,500         2,500
Additional paid-in capital                                            595,049       335,329
Retained earnings                                                      73,821       239,078
Accumulated other comprehensive income                                 11,691           761
                                                                  -----------   -----------
      Total shareholder's equity                                      683,061       577,668
                                                                  -----------   -----------
      Total liabilities and shareholder's equity                  $23,708,585   $28,009,782
                                                                  ===========   ===========

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                        Consolidated Statements of Income
                                 (in thousands)

                                                           For the Years Ended December 31,
                                                           --------------------------------
                                                              2002       2001        2000
                                                           ---------   --------   ---------
REVENUES
Annuity and life insurance charges and fees                $ 370,004   $388,696   $424,578
Fee income                                                    97,650    111,196    130,610
Net investment income                                         19,632     20,126     18,595
Net realized capital (losses) gains                           (9,614)       928       (688)
Other                                                          2,176      1,770      4,883
                                                           ---------   --------   --------
   Total revenues                                            479,848    522,716    577,978
                                                           ---------   --------   --------
EXPENSES
Benefits:
   Annuity and life insurance benefits                         3,391      1,955        751
   Change in annuity and life insurance policy reserves        2,741    (39,898)    49,339
   Guaranteed minimum death benefit claims, net of hedge      23,256     20,370      2,618
   Return credited to contract owners                          5,196      5,796      8,463
                                                           ---------   --------   --------
      Total benefits                                          34,584    (11,777)    61,171
Other:
   Underwriting, acquisition and other insurance
      expenses                                               188,728    196,755    150,597
   Amortization of deferred acquisition costs                510,059    224,047    184,616
   Interest expense                                           14,544     73,424     85,998
                                                           ---------   --------   --------
                                                             713,331    494,226    421,211
                                                           ---------   --------   --------
   Total benefits and expenses                               747,915    482,449    482,382
                                                           ---------   --------   --------
      (Loss) income from operations before income tax
(benefit) expense                                           (268,067)    40,267     95,596
         Income tax (benefit) expense                       (102,810)     7,168     30,779
                                                           ---------   --------   --------
         Net (loss) income                                 $(165,257)  $ 33,099   $ 64,817
                                                           =========   ========   ========

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 Consolidated Statements of Shareholder's Equity
                                 (in thousands)

                                                                           Accumulated Other
                                                                         Comprehensive Income
                                                                       ------------------------
                                               Additional                Foreign     Unrealized
                                      Common     Paid in    Retained     Currency       Gains
                                      Stock      Capital    Earnings   Translation    (Losses)      Total
                                     -------   ----------   --------   -----------   ----------   ---------
As of December 31, 1999               $2,500    $215,879    $141,162      $ 148          ($255)   $ 359,434
Net income                                                    64,817                                 64,817
Other comprehensive income:
   Unrealized capital gains                                                                843          843
   Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                            433          433
   Foreign currency translation                                             (66)                        (66)
                                                                                                  ---------
Other comprehensive income                                                                            1,210
                                                                                                  ---------
Comprehensive income                                                                                 66,027
Capital contributions                             71,450                                             71,450
                                      ------    --------     -------      -----        -------    ---------
As of December 31, 2000                2,500     287,329     205,979         82          1,021      496,911
Net income                                                    33,099                                 33,099
Other comprehensive loss:
   Unrealized capital losses                                                              (261)        (261)
   Reclassification adjustment for
realized gains included in net
realized capital (losses) gains                                                            (14)         (14)
   Foreign currency translation                                             (67)                        (67)
                                                                                                  ---------
Other comprehensive loss                                                                               (342)
                                                                                                  ---------
Comprehensive income                                                                                 32,757
Capital contributions                             48,000                                             48,000
                                      ------    --------     -------      -----        -------    ---------
As of December 31, 2001                2,500     335,329     239,078         15            746      577,668
Net loss                                                    (165,257)                              (165,257)
Other comprehensive income:
   Unrealized capital gains                                                             10,434       10,434
   Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                          1,126        1,126
   Foreign currency translation                                            (630)                       (630)
                                                                                                  ---------
Other comprehensive income                                                                           10,930
                                                                                                  ---------
Comprehensive loss                                                                                 (154,327)
Capital contributions                            259,720                                            259,720
                                      ------    --------     -------      -----        -------    ---------
As of December 31, 2002               $2,500    $595,049     $73,821      $(615)       $12,306    $ 683,061

Unrealized capital gains (losses) is shown net of tax expense (benefit) of $5,618, ($140) and $454 for 2002, 2001 and 2000, respectively. Reclassification adjustment for realized losses (gains) included in net realized capital (losses) gains is shown net of tax expense (benefit) of $606, ($8) and $233 for 2002, 2001 and 2000, respectively. Foreign currency translation is shown net of tax benefit of $339, $36 and $36 for 2002, 2001 and 2000, respectively.

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                       For the Years Ended December 31,
                                                                      ---------------------------------
                                                                         2002        2001        2000
                                                                      ---------   ---------   ---------
Cash flow from operating activities:
   Net (loss) income                                                  $(165,257)  $  33,099   $  64,817
   Adjustments to reconcile net (loss) income to net
      cash (used in) provided by operating activities:
      Amortization and depreciation                                      21,649      13,374       5,758
      Deferral of acquisition costs                                    (244,322)   (209,136)   (495,103)
      Amortization of deferred acquisition costs                        510,059     224,047     184,616
      Deferred tax (benefit) expense                                    (99,071)     46,215      60,023
      Change in unrealized (gains) losses on derivatives                 (5,149)      2,902      (2,936)
      Increase (decrease) in policy reserves                              3,293     (38,742)     50,892
      (Decrease) increase in net receivable/payable to affiliates       (99,490)    103,496     (72,063)
      Change in net income tax receivable/payable                        37,084       4,083     (58,888)
      Increase in other assets                                           (9,546)    (12,105)    (65,119)
      Decrease (increase) in accrued investment income                      541         472      (1,155)
      Decrease (increase) in reinsurance receivable                       2,286      (1,849)        420
      (Decrease) increase in accounts payable and accrued
         expenses                                                       (59,409)     55,912     (21,550)
      Net realized capital (gains) losses on derivatives                (26,654)    (14,929)      5,554
      Net realized capital losses (gains) on investments                  9,616        (928)        688
                                                                      ---------   ---------   ---------
         Net cash (used in) provided by operating activities           (124,370)    205,911    (344,046)
                                                                      ---------   ---------   ---------
Cash flow from investing activities:
     Purchase of fixed maturity investments                            (388,053)   (462,820)   (380,737)
      Proceeds from sale and maturity of fixed
         maturity investments                                           367,263     390,816     303,736
      Purchase of derivatives                                           (61,998)   (103,533)    (14,781)
      Proceeds from exercise or sale of derivative instruments           88,956     113,051       5,936
      Purchase of shares in equity securities and dividend
         reinvestments                                                  (49,713)    (55,430)    (18,136)
      Proceeds from sale of shares in equity securities                  34,220      25,228       8,345
      Purchase of fixed assets                                           (2,423)    (10,773)     (7,348)
      Increase in policy loans                                           (1,000)     (2,813)     (2,476)
                                                                      ---------   ---------   ---------
         Net cash used in investing activities                          (12,748)   (106,274)   (105,461)
                                                                      ---------   ---------   ---------
Cash flow from financing activities:
      Capital contribution                                              259,720      48,000      71,450
      Pay down of surplus notes                                         (34,000)    (15,000)    (20,000)
      (Decrease) increase in future fees payable to ASI, net            (91,223)   (137,355)    358,376
      Deposits to contract owner accounts                               808,209      59,681     172,441
      Withdrawals from contract owner accounts                         (164,964)   (130,476)   (102,603)
      Change in contract owner accounts, net of investment earnings    (588,315)     62,875     (55,468)
                                                                      ---------   ---------   ---------
         Net cash provided by (used in) financing activities            189,427    (112,275)    424,196
                                                                      ---------   ---------   ---------
         Net increase (decrease) in cash and cash equivalents            52,309     (12,638)    (25,311)
         Change in foreign currency translation                            (970)       (103)       (101)
         Cash and cash equivalents at beginning of period                    --      12,741      38,153
         Cash and cash equivalents at end of period                   $  51,339   $      --   $  12,741
                                                                      =========   =========   =========
      Income taxes (received) paid                                    $ (40,823)  $ (43,130)  $  29,644
                                                                      =========   =========   =========
      Interest paid                                                   $  23,967   $  56,831   $ 114,394
                                                                      =========   =========   =========

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                   Notes to Consolidated Financial Statements
                                December 31, 2002
                             (dollars in thousands)

1. ORGANIZATION AND OPERATION

     American Skandia Life Assurance Corporation ("ASLAC" or the "Company"), with its principal offices in Shelton, Connecticut, is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"). On December 19, 2002, Skandia Insurance Company Ltd. (publ) ("SICL"), an insurance company organized under the laws of the Kingdom of Sweden, and the ultimate parent company of the Company, entered into a definitive purchase agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential Financial"), whereby Prudential Financial will acquire the Company and certain of its affiliates (the "Acquisition"). Consummation of the transaction is subject to various closing conditions, including regulatory approvals and approval of certain matters by the board of directors and shareholders of the mutual funds advised by American Skandia Investment Services, Inc. ("ASISI"), a subsidiary of ASI. The transaction is expected to close during the second quarter of 2003.

     The Company develops long-term savings and retirement products, which are distributed through its affiliated broker/dealer company, American Skandia Marketing, Incorporated ("ASM"). The Company currently issues term and variable universal life insurance and variable deferred and immediate annuities for individuals and groups in the United States of America and its territories.

     The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. ("Skandia Vida"), which is a life insurance company domiciled in Mexico. Skandia Vida had total shareholder's equity of $5,023 and $4,179 as of December 31, 2002, and 2001, respectively. Skandia Vida has generated net losses of $2,706, $2,619 and $2,540 in 2002, 2001 and 2000, respectively. As part of the Acquisition, it is expected that the Company will sell its ownership interest in Skandia Vida to SICL. The Company has filed for required regulatory approvals from the State of Connecticut and Mexico related to the sale of Skandia Vida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A.   Basis of Reporting

          The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). Skandia Vida has been consolidated in these financial statements. Intercompany transactions and balances between the Company and Skandia Vida have been eliminated in consolidation.

          Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

     B.   New Accounting Standard

          Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and SFAS 138 (collectively "SFAS 133"). Derivative instruments held by the Company consist of equity put option contracts utilized to

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          manage the economic risks associated with guaranteed minimum death benefits ("GMDB"). These derivative instruments are carried at fair value. Realized and unrealized gains and losses are reported in the Consolidated Statements of Income, together with GMDB claims expense, as a component of Guaranteed Minimum Death Benefit Claims, Net of Hedge. The adoption of SFAS No. 133 did not have a material effect on the Company's financial statements.

          Effective April 1, 2001, the Company adopted the Emerging Issues Task Force ("EITF") Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." Under the consensus, investors in certain asset-backed securities are required to record changes in their estimated yield on a prospective basis and to evaluate these securities for an other than temporary decline in value. If the fair value of the asset-backed security has declined below its carrying amount and the decline is determined to be other than temporary, the security is written down to fair value. The adoption of EITF Issue 99-20 did not have a significant effect on the Company's financial statements.

          In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards. No. 142 "Accounting for Goodwill and Intangible Assets" ("SFAS 142"). Under the new standard, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. Other intangible assets will continue to be amortized over their useful lives.

          The Company applied the new rules on the accounting for goodwill and other intangible assets in the first quarter of 2002. The adoption of SFAS 142 did not have a significant impact on the Company's financial statements.

     C.   Investments

          The Company has classified its fixed maturity investments as available-for-sale and, as such, they are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

          The Company has classified its equity securities held in support of a deferred compensation plan (see Note 12) as available-for-sale. Such investments are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

          Policy loans are carried at their unpaid principal balances.

          Realized capital gains and losses on disposal of investments are determined by the specific identification method.

          Other than temporary impairment charges are determined based on an analysis that is performed on a security by security basis and includes quantitative and qualitative factors.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     D.   Derivative Instruments

          The Company uses derivative instruments, which consist of equity put option contracts, for risk management purposes, and not for trading or speculation. The Company hedges the economic GMDB exposure associated with equity market fluctuations. As the equity markets decline, the Company's exposure to future GMDB claims increases. Conversely, as the equity markets increase the Company's exposure to future GMDB claims decreases. The claims exposure is reduced by the market value effect of the option contracts purchased.

          Based on criteria described in SFAS 133, the Company's fair value hedges do not qualify as "effective" hedges and, therefore, hedge accounting may not be applied. Accordingly, the derivative investments are carried at fair value with changes in unrealized gains and losses being recorded in income as those changes occur. As such, both realized and unrealized gains and losses are reported in the Consolidated Statements of Income, together with GMDB claims expense, as a component of Guaranteed Minimum Death Benefit Claims, Net of Hedge.

          As of December 31, 2002 and 2001, the accumulated difference between cost and market value on the Company's derivatives was an unrealized gain of $1,434 and an unrealized loss of $3,715, respectively. The amount of realized and unrealized gains (losses) on the Company's derivatives recorded during the years ended December 31, 2002, 2001 and 2000 was $31,803, $12,027 and ($2,619), respectively.

     E.   Cash Equivalents

          The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity date, at acquisition, of three months or less to be cash equivalents.

          As of December 31, 2002, $50 of cash reflected on the Company's financial statements was restricted in compliance with regulatory requirements.

     F.   State Insurance Licenses

          Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000 less accumulated amortization of $2,038 at December 31, 2002. Due to the adoption of SFAS 142, the cost of the licenses is no longer being amortized but is subjected to an annual impairment test. As of December 31, 2002, the Company estimated the fair value of the state insurance licenses to be in excess of book value and, therefore, no impairment charge was required.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     G.   Income Taxes

          The Company is included in the consolidated federal income tax return filed by Skandia U.S. Inc. and its U.S. subsidiaries. In accordance with the tax sharing agreement, the federal income tax provision is computed on a separate return basis as adjusted for consolidated items. Pursuant to the terms of this agreement, the Company has the right to recover the value of losses utilized by the consolidated group in the year of utilization. To the extent the Company generates income in future years, the Company is entitled to offset future taxes on that income through the application of its loss carry forward generated in the current year.

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     H.   Recognition of Revenue and Contract Benefits

          Revenues for variable deferred annuity contracts consist of charges against contract owner account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contract holder. Surrender charge revenue is recognized when the surrender charge is assessed against the contract holder at the time of surrender. Annual maintenance fees are earned ratably throughout the year.

          Benefit reserves for the variable investment options on annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

          Fee income from mutual fund organizations is recognized when assessed against assets under management.

          Revenues for variable immediate annuity and supplementary contracts with life contingencies consist of certain charges against contract owner account values including mortality and expense risks and administration fees. These charges and fees are recognized as revenue as assessed against the contract holder. Benefit reserves for variable immediate annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

          Revenues for the market value adjusted fixed investment option on annuity contracts consist of separate account investment income reduced by amounts credited to the contract holder for interest. This net spread is included in return credited to contract owners on the consolidated statements of income. Benefit reserves for these contracts represent the account value of the contracts plus a

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          market value adjustment, and are included in the general account reserve for future policy and contract benefits to the extent in excess of the separate account assets, typically for the market value adjustment at the reporting date.

          Revenues for fixed immediate annuity and fixed supplementary contracts without life contingencies consist of net investment income, reported as a component of return credited to contract owners. Revenues for fixed immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on applicable actuarial standards with assumed interest rates that vary by issue year and are included in the general account reserve for future policy and contract benefits. Assumed interest rates ranged from 6.25% to 8.25% at December 31, 2002 and 2001.

          Revenues for variable life insurance contracts consist of charges against contract owner account values or separate accounts for mortality and expense risk fees, administration fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. All of these charges are recognized as revenue when assessed against the contract holder. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

     I.   Deferred Acquisition Costs

          The costs of acquiring new business, which vary with and are primarily related to new business generated, are being deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

          The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits, from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits. The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          Details of deferred acquisition costs and related amortization for the years ended December 31, are as follows:

                                            2002         2001         2000
                                         ----------   ----------   ----------
Balance at beginning of year             $1,383,281   $1,398,192   $1,087,705
Acquisition costs deferred during the
   year                                     244,322      209,136      495,103
Acquisition costs amortized during the
   year                                    (510,059)    (224,047)    (184,616)
                                         ----------   ----------   ----------
Balance at end of year                   $1,117,544   $1,383,281   $1,398,192
                                         ==========   ==========   ==========

          As asset growth rates, during 2002 and 2001, have been far below the Company's long-term assumption, the adjustment to the short-term asset growth rate had risen to a level, before being capped, that in management's opinion was excessive in the current market environment. Based on an analysis of those short-term rates, the related estimates of future gross profits and an impairment study, management of the Company determined that the short-term asset growth rate should be reset to the level of the long-term growth rate expectation as of September 30, 2002. This resulted in an acceleration of amortization of approximately $206,000.

          Throughout the year, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization of approximately $72,000.

     J.   Reinsurance

          The Company cedes reinsurance under modified co-insurance arrangements. These reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

          At December 31, 2002 and 2001, in accordance with the provisions of the modified coinsurance agreements, the Company accrued approximately $5,447 and $7,733, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

     K.   Translation of Foreign Currency

          The financial position and results of operations of Skandia Vida are measured using local currency as the functional currency. Assets and liabilities are translated at the exchange rate in effect at each year-end. Statements of income and changes in shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     L.   Separate Accounts

          Assets and liabilities in separate accounts are included as separate captions in the consolidated statements of financial condition. Separate account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through ASISI, utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contract holder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contract holder. Fixed options with minimum guaranteed interest rates are also available. The Company bears the credit risk associated with the investments that support these fixed options.

          Included in Separate Account liabilities are reserves of $1,828,048 and $1,092,944 at December 31, 2002 and 2001, respectively, relating to deferred annuity investment options for which the contract holder is guaranteed a fixed rate of return. These reserves are calculated using the Commissioners Annuity Reserve Valuation Method. Separate Account assets of $1,828,048 and $1,092,944 at December 31, 2002 and 2001, respectively, consisting of fixed maturities, equity securities, short-term securities, cash and cash equivalents, accrued investment income, accrued liabilities and amounts due to/from the General Account are held in support of these annuity obligations, pursuant to state regulation.

          Included in the general account, within Reserves for Future Policy and Contract Benefits, is the market value adjustment associated with the guaranteed, fixed rate investment options, assuming the market value adjustment at the reporting date.

          Net investment income (including net realized capital gains and losses) and interest credited to contract holders on separate account assets are not separately reflected in the Consolidated Statements of Income.

     M.   Unearned Performance Credits

          The Company defers certain bonus credits applied to contract holder deposits. The credit is reported as a contract holder liability within separate account liabilities and the deferred expense is reported as a component of other assets. As the contract holder must keep the contract in-force for 10 years to earn the bonus credit, the Company amortizes the deferred expense on a straight-line basis over 10 years. If the contract holder surrenders the contract or the contract holder dies prior to the end of 10 years, the bonus credit is returned to the Company. This component of the bonus credit is amortized in proportion to expected surrenders and mortality. As of December 31, 2002 and 2001, the unearned performance credit asset was $83,288 and $89,234, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     N.   Estimates

          The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve estimates of future policy lapses, investment returns and maintenance expenses. Actual results could differ from those estimates.

3. INVESTMENTS

     The amortized cost, gross unrealized gains and losses and fair value of fixed maturities and investments in equity securities as of December 31, 2002 and 2001 are shown below. All securities held at December 31, 2002 and 2001 were publicly traded.

     Investments in fixed maturities as of December 31, 2002 consisted of the following:

                                                    Gross        Gross
                                     Amortized   Unrealized   Unrealized
                                        Cost        Gains       Losses     Fair Value
                                     ---------   ----------   ----------   ----------
U.S. Government obligations           $270,969     $15,658       $ (78)     $286,549
Obligations of state and political
   subdivisions                            253           9          (1)          261
Corporate securities                   108,200       3,631         (40)      111,791
                                      --------     -------       -----      --------
     Totals                           $379,422     $19,298       $(119)     $398,601
                                      ========     =======       =====      ========

     The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 2002 are shown below. Actual maturities may differ from contractual maturities due to call or prepayment provisions.

                                   Amortized
                                      Cost     Fair Value
                                   ---------   ----------
Due in one year or less             $ 12,793    $ 12,884
Due after one through five years     165,574     171,830
Due after five through ten years     186,609     198,913
Due after ten years                   14,446      14,974
                                    --------    --------
  Total                             $379,422    $398,601
                                    ========    ========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

3. INVESTMENTS (continued)

     Investments in fixed maturities as of December 31, 2001 consisted of the following:

                                                    Gross        Gross
                                     Amortized   Unrealized   Unrealized
                                        Cost        Gains       Losses     Fair Value
                                     ---------   ----------   ----------   ----------
U.S. Government obligations           $198,136     $2,869        $(413)     $200,592
Obligations of state and political
   subdivisions                            252          8           --           260
Corporate securities                   158,494      4,051         (566)      161,979
                                      --------     ------        -----      --------
      Totals                          $356,882     $6,928        $(979)     $362,831
                                      ========     ======        =====      ========

     Proceeds from sales of fixed maturities during 2002, 2001 and 2000 were $367,213, $386,816 and $302,632, respectively. Proceeds from maturities during 2002, 2001 and 2000 were $50, $4,000 and $1,104, respectively.

     The cost, gross unrealized gains/losses and fair value of investments in equity securities at December 31 are shown below:

                    Gross        Gross
                 Unrealized   Unrealized     Fair
         Cost       Gains       Losses      Value
       -------   ----------   ----------   -------
2002   $52,017      $136       $  (384)    $51,769
2001   $49,886      $122       $(4,925)    $45,083

     Net realized investment gains (losses), determined on a specific identification basis, were as follows for the years ended December 31:

                                     2002       2001      2000
                                   --------   -------   -------
Fixed maturities:
   Gross gains                     $  8,213   $ 8,849   $ 1,002
   Gross losses                      (4,468)   (4,387)   (3,450)
Investment in equity securities:
   Gross gains                           90       658     1,913
   Gross losses                     (13,451)   (4,192)     (153)
                                   --------   -------   -------
      Totals                       $ (9,616)  $   928   $  (688)
                                   ========   =======   =======

     During 2002, the Company determined that certain amounts of its investment in equity securities were other than temporarily impaired and, accordingly, recorded a loss of $3,769.

     As of December 31, 2002, the Company did not own any investments in fixed maturity securities whose carrying value exceeded 10% of the Company's equity.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

3. INVESTMENTS (continued)

     As of December 31, 2002, the following fixed maturities were restricted in compliance with regulatory requirements:

Security                                      Fair Value
-------------------------------------------   ----------
U.S. Treasury Note, 6.25%, February 2003        $4,345
U.S. Treasury Note, 3.00%, November 2003           183
Puerto Rico Commonwealth, 4.60%, July 2004         210
Puerto Rico Commonwealth, 4.875%, July 2023         52

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The methods and assumptions used to determine the fair value of financial instruments are as follows:

     Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

     Fair values of equity securities are based on quoted market prices.

     The fair value of derivative instruments is determined based on the current value of the underlying index.

     The carrying value of cash and cash equivalents (cost) approximates fair value due to the short-term nature of these investments.

     The carrying value of policy loans approximates fair value.

     Fair value of future fees payable to ASI are determined on a discounted cash flow basis, using best estimate assumptions of lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management.

     The carrying value of short-term borrowings (cost) approximates fair value due to the short-term nature of these liabilities.

     Fair value of surplus notes are determined based on a discounted cash flow basis with a projected payment of principal and all accrued interest at the maturity date (see Note 14 for payment restrictions).

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

4. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

     The fair values and carrying values of financial instruments at December 31, 2002 and 2001 are as follows:

                                    December 31, 2002             December 31, 2001
                               ---------------------------   ---------------------------
                               Fair Value   Carrying Value   Fair Value   Carrying Value
                               ----------   --------------   ----------   --------------
Assets
Fixed Maturities                $398,601       $398,601       $362,831       $362,831
Equity Securities                 51,769         51,769         45,083         45,083
Derivative Instruments            10,370         10,370          5,525          5,525
Policy Loans                       7,559          7,559          6,559          6,559

Liabilities
Future Fees Payable to ASI       429,773        708,249        546,357        799,472
Short-term Borrowing              10,000         10,000         10,000         10,000
Surplus Notes and accrued
   interest of $29,230 and
   $25,829 in 2002 and 2001,
   respectively                  140,777        139,230        174,454        169,829

5. NET INVESTMENT INCOME

     The sources of net investment income for the years ended December 31 were as follows:

                              2002      2001      2000
                            -------   -------   -------
Fixed maturities            $18,015   $18,788   $13,502
Cash and cash equivalents     1,116       909     5,209
Equity securities               809       622        99
Policy loans                    403       244        97
                            -------   -------   -------
Total investment income      20,343    20,563    18,907
Investment expenses            (711)     (437)     (312)
                            -------   -------   -------
Net investment income       $19,632   $20,126   $18,595
                            =======   =======   =======

6. INCOME TAXES

     The significant components of income tax expense for the years ended December 31 were as follows:

                                               2002       2001       2000
                                            ---------   --------   --------
Current tax benefit                         $  (3,739)  $(39,047)  $(29,244)
Deferred tax expense, excluding operating
   loss carryforwards                          35,915     60,587     60,023
Deferred tax benefit for operating and
   capital loss carryforwards                (134,986)   (14,372)        --
                                            ---------   --------   --------
      Total income tax (benefit) expense    $(102,810)  $  7,168   $ 30,779
                                            =========   ========   ========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

6. INCOME TAXES (continued)

     Deferred tax assets (liabilities) include the following at December 31:

                                                 2002        2001
                                              ---------   ---------
Deferred tax assets:
   GAAP to tax reserve differences            $ 165,348   $ 241,503
   Future fees payable to ASI                    21,475      63,240
   Deferred compensation                         20,603      20,520
   Net operating loss carry forward             147,360      14,372
   Other                                          6,530      17,276
                                              ---------   ---------
      Total deferred tax assets                 361,316     356,911
                                              ---------   ---------
Deferred tax liabilities:
   Deferred acquisition costs, net             (312,933)   (404,758)
   Net unrealized gains on fixed
      maturity securities                        (6,713)     (2,082)
   Other                                         (3,464)     (5,051)
                                              ---------   ---------
      Total deferred tax liabilities           (323,110)   (411,891)
                                              ---------   ---------
         Net deferred tax asset (liability)   $  38,206   $ (54,980)
                                              =========   =========

     In accordance with SFAS 109, the Company has performed an analysis of its deferred tax assets to assess recoverability. Looking at a variety of items, most notably, the timing of the reversal of temporary items and future taxable income projections, the Company determined that no valuation allowance is needed.

     The income tax (benefit) expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                                                       2002       2001      2000
                                                    ---------   -------   -------
(Loss) income before taxes
   Domestic                                         $(265,361)  $42,886   $98,136
   Foreign                                             (2,706)   (2,619)   (2,540)
                                                    ---------   -------   -------
   Total                                             (268,067)   40,267    95,596
   Income tax rate                                         35%       35%       35%
                                                    ---------   -------   -------
Tax (benefit) expense at federal statutory income
   tax rate                                           (93,823)   14,093    33,459
Tax effect of:
   Dividend received deduction                        (12,250)   (8,400)   (7,350)
   Losses of foreign subsidiary                           947       917       889
   Meals and entertainment                                603       603       841
   State income taxes                                      --       (62)     (524)
   Federal provision to return differences                709      (177)    3,235
   Other                                                1,004       194       229
                                                    ---------   -------   -------
      Income tax (benefit) expense                  $(102,810)  $ 7,168   $30,779
                                                    =========   =======   =======

     The Company's net operating loss carry forwards, totaling approximately $421,029 (pre-tax) at December 31, 2002, will expire in 2016 and 2017.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

7. COST ALLOCATION AGREEMENTS WITH AFFILIATES

     Certain operating costs (including rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia Information Services and Technology Corporation ("ASIST"), an affiliated company. ASLAC signed a written service agreement with ASIST for these services executed and approved by the Connecticut Insurance Department in 1995. This agreement automatically continues in effect from year to year and may be terminated by either party upon 30 days written notice. The Company has also paid and charged operating costs to several of its affiliates. The total cost to the Company for these items was $8,177, $6,179 and $13,974 in 2002, 2001 and 2000, respectively. Income received for these items was approximately $13,052, $13,166 and $11,186 in 2002, 2001 and 2000, respectively.

     Allocated depreciation expense was $7,440, $8,764 and $9,073 in 2002, 2001 and 2000, respectively. Allocated lease expense was $5,808, $6,517 and $5,606 in 2002, 2001 and 2000, respectively. Allocated sub-lease rental income, recorded as a reduction to lease expense, was $738, $30 and $0 in 2002, 2001 and 2000, respectively. Assuming that the written service agreement between ASLAC and ASIST continues indefinitely, ASLAC's allocated future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                       Lease    Sub-Lease
                      -------   ---------
2003                  $ 4,847    $ 1,616
2004                    5,275      1,773
2005                    5,351      1,864
2006                    5,328      1,940
2007                    5,215      1,788
2008 and thereafter    19,629      7,380
                      -------    -------
Total                 $45,645    $16,361
                      =======    =======

     Beginning in 1999, the Company was reimbursed by ASM for certain distribution related costs associated with the sales of business through an investment firm where ASM serves as an introducing broker dealer. Under this agreement, the expenses reimbursed were $8,255, $6,610 and $6,064 in 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, amounts receivable under this agreement were approximately $458 and $639, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

8. FUTURE FEES PAYABLE TO ASI

     In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

     The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

     In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

     Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts (generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, current mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability (see Note 4).

     On April 12, 2002, the Company entered into a new securitization purchase agreement with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was $101,713.

     Payments, representing fees and charges in the aggregate amount, of $186,810, $207,731 and $219,523 were made by the Company to ASI in 2002, 2001 and 2000, respectively. Related interest expense of $828, $59,873 and $70,667 has been included in the consolidated statements of income for 2002, 2001 and 2000, respectively.

     The Commissioner of the State of Connecticut has approved the transfer of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to restrict the payments due to ASI, into a restricted account, under the Purchase Agreement subject to certain terms and conditions.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

8. FUTURE FEES PAYABLE TO ASI (continued)

     The present values of the transactions as of the respective effective date were as follows:

              Closing    Effective     Contract Issue     Discount    Present
Transaction     Date        Date           Period           Rate       Value
-----------   --------   ---------   ------------------   --------   --------
  1996-1      12/17/96      9/1/96    1/1/94 - 6/30/96      7.5%     $ 50,221
  1997-1       7/23/97      6/1/97    3/1/96 - 4/30/97      7.5%       58,767
  1997-2      12/30/97     12/1/97    5/1/95 - 12/31/96     7.5%       77,552
  1997-3      12/30/97     12/1/97    5/1/96 - 10/31/97     7.5%       58,193
  1998-1       6/30/98      6/1/98    1/1/97 - 5/31/98      7.5%       61,180
  1998-2      11/10/98     10/1/98    5/1/97 - 8/31/98      7.0%       68,573
  1998-3      12/30/98     12/1/98    7/1/96 - 10/31/98     7.0%       40,128
  1999-1       6/23/99      6/1/99    4/1/94 - 4/30/99      7.5%      120,632
  1999-2      12/14/99     10/1/99   11/1/98 - 7/31/99      7.5%      145,078
  2000-1       3/22/00      2/1/00    8/1/99 - 1/31/00      7.5%      169,459
  2000-2       7/18/00      6/1/00    2/1/00 - 4/30/00      7.25%      92,399
  2000-3      12/28/00     12/1/00    5/1/00 - 10/31/00     7.25%     107,291
  2000-4      12/28/00     12/1/00    1/1/98 - 10/31/00     7.25%     107,139
  2002-1       4/12/02      3/1/02   11/1/00 - 12/31/01     6.00%     101,713

     Payments of future fees payable to ASI, according to original amortization schedules, as of December 31, 2002 are as follows:

Year     Amount
----    --------
2003    $186,854
2004     171,093
2005     147,902
2006     117,761
2007      66,270
2008      18,369
        --------
Total   $708,249
        ========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

9. LEASES

     The Company entered into an eleven year lease agreement for office space in Westminster, Colorado, effective January 1, 2001. Lease expense for 2002 and 2001 was $2,583 and $1,602, respectively. Sub-lease rental income was $227 in 2002 and $0 in 2001. Future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                       Lease    Sub-Lease
                      -------   ---------
2003                  $ 1,913     $  426
2004                    1,982        455
2005                    2,050        500
2006                    2,050        533
2007                    2,050        222
2008 and thereafter     8,789          0
                      -------     ------
Total                 $18,834     $2,136
                      =======     ======

10. RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

     Statutory basis shareholder's equity was $279,957 and $226,780 at December 31, 2002 and 2001, respectively.

     The Company incurred statutory basis net losses in 2002 of $192,474 due primarily to significant declines in the equity markets, increasing GMDB reserves calculated on a statutory basis. Statutory basis net losses for 2001 were $121,957, as compared to income of $11,550 in 2000.

     Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. For 2003, no amounts may be distributed without prior approval.

11. STATUTORY ACCOUNTING PRACTICES

     The Company prepares its statutory basis financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules.

     The NAIC adopted the Codification of Statutory Accounting Principles (Codification) in March 1998. The effective date for codification was January 1, 2001. The Company's state of domicile, Connecticut, has adopted codification and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of adopting codification in 2001 was a one-time, cumulative change in accounting benefit recorded directly in statutory surplus of $12,047.

     In addition, during 2001, based on a recommendation from the State of Connecticut Insurance Department, the Company changed its statutory method of accounting for its

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

11. STATUTORY ACCOUNTING PRACTICES (continued)

     liability associated with securitized variable annuity fees. Under the new method of accounting, the liability for securitized fees is established consistent with the method of accounting for the liability associated with variable annuity fees ceded under reinsurance contracts. This equates to the statutory liability at any valuation date being equal to the Commissioners Annuity Reserve Valuation Method (CARVM) offset related to the securitized contracts. The impact of this change in accounting, representing the difference in the liability calculated under the old method versus the new method as of January 1, 2001, was reported as a cumulative effect of change in accounting benefit recorded directly in statutory surplus of approximately $20,215.

     In 2001, the Company, in agreement with the Connecticut Insurance Department, changed its reserving methodology to recognize free partial withdrawals and to reserve on a "continuous" rather than "curtate" basis. The impact of these changes, representing the difference in reserves calculated under the new methods versus the old methods, was recorded directly to surplus as changes in reserves on account of valuation basis. This resulted in an increase to the unassigned deficit of approximately $40,511.

     Effective January 1, 2002, the Company adopted Statement of Statutory Accounting Principles No. 82, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and Web Site Development Costs" ("SSAP 82"). SSAP 82 requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SSAP 82, the Company expensed all internal use software related costs as incurred. The Company has identified and capitalized $5,935 of costs associated with internal use software as of January 1, 2002 and is amortizing the applicable costs on a straight-line basis over a three year period. The costs capitalized as of January 1, 2002 resulted in a direct increase to surplus. Amortization expense for the year ended December 31, 2002 was $757.

12. EMPLOYEE BENEFITS

     The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company provides a 50% match on employees' contributions up to 6% of an employee's salary (for an aggregate match of up to 3% of the employee's salary). Additionally, the Company may contribute additional amounts based on profitability of the Company and certain of its affiliates. Expenses related to this program in 2002, 2001 and 2000 were $719, $2,738 and $3,734, respectively. Company contributions to this plan on behalf of the participants were $921, $2,549 and $4,255 in 2002, 2001 and 2000, respectively.

     The Company has a deferred compensation plan, which is available to the field marketing staff and certain other employees. Expenses related to this program in 2002, 2001 and 2000 were $3,522, $1,615 and $1,030, respectively. Company contributions to this plan on behalf of the participants were $5,271, $1,678 and $2,134 in 2002, 2001 and 2000, respectively.

     The Company and certain affiliates cooperatively have a long-term incentive program under which units are awarded to executive officers and other personnel. The Company and certain affiliates also have a profit sharing program, which benefits all employees

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

12. EMPLOYEE BENEFITS (continued)

     below the officer level. These programs consist of multiple plans with new plans instituted each year. Generally, participants must remain employed by the Company or its affiliates at the time such units are payable in order to receive any payments under the programs. The accrued liability representing the value of these units was $7,083 and $13,645 as of December 31, 2002 and 2001, respectively. Expenses (income) related to these programs in 2002, 2001 and 2000, were $1,471, ($9,842) and $2,692, respectively. Payments under these programs were $8,033, $8,377 and $13,697 in 2002, 2001 and 2000, respectively.

13. FINANCIAL REINSURANCE

     The Company cedes insurance to other insurers in order to fund the cash strain generated from commission costs on current sales and to limit its risk exposure. The Company uses modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving in the future, the future fees generated from that book of business. Such transfer does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligation could result in losses to the Company. The Company reduces this risk by evaluating the financial condition and credit worthiness of reinsurers.

     The effect of reinsurance for the 2002, 2001 and 2000 was as follows:

2002                                              Gross      Ceded       Net
----                                            --------   --------   --------
Annuity and life insurance charges and fees     $406,272   $(36,268)  $370,004
Return credited to contract owners              $  5,221   $    (25)  $  5,196
Underwriting, acquisition and other insurance
expenses (deferal of acquisition costs)         $154,588   $ 34,140   $188,728
Amortization of deferred acquisition costs      $542,945   $(32,886)  $510,059

2001
----
Annuity and life insurance charges and fees     $430,914   $(42,218)  $388,696
Return credited to contract owners              $  5,704   $     92   $  5,796
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)        $163,677   $ 33,078   $196,755
Amortization of deferred acquisition costs      $231,290   $ (7,243)  $224,047

2000
----
Annuity and life insurance charges and fees     $473,318   $(48,740)  $424,578
Return credited to contract owners              $  8,540   $    (77)  $  8,463
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)        $108,399   $ 42,198   $150,597
Amortization of deferred acquisition costs      $205,174   $(20,558)  $184,616

     In December 2000, the Company entered into a modified coinsurance agreement with SICL covering certain contracts issued since January 1996. The impact of this treaty to the

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

13. FINANCIAL REINSURANCE (continued)

     Company was pre-tax (loss) income of ($4,137), $8,394 and $23,341 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, $675 and $1,137, respectively, was receivable from SICL under this agreement.

14. SURPLUS NOTES

     The Company has issued surplus notes to ASI in exchange for cash. Surplus notes outstanding as of December 31, 2002 and 2001, and interest expense for 2002, 2001 and 2000 were as follows:

                                  Liability as of         Interest Expense
                                    December 31,            For the Years
                     Interest   -------------------   ------------------------
  Note Issue Date      Rate       2002       2001      2002     2001     2000
------------------   --------   --------   --------   ------   ------   ------

February 18, 1994      7.28%          --         --      732       --       --
March 28, 1994         7.90%          --         --      794       --       --
September 30, 1994     9.13%          --         --    1,282    1,392       --
December 19, 1995      7.52%          --     10,000      520      763      765
December 20, 1995      7.49%          --     15,000      777    1,139    1,142
December 22, 1995      7.47%          --      9,000      465      682      684
June 28, 1996          8.41%      40,000     40,000    3,411    3,411    3,420
December 30, 1996      8.03%      70,000     70,000    5,699    5,699    5,715
                                  ------     ------    -----    -----    -----
Total                           $110,000   $144,000   10,872   12,976   14,644
                                ========   ========   ======   ======   ======

     On September 6, 2002, surplus notes for $10,000, dated December 19, 1995, $15,000, dated December 20, 1995, and $9,000, dated December 22, 1995, were repaid. On December 3, 2001, a surplus note, dated September 30, 1994, for $15,000 was repaid. On December 27, 2000, surplus notes for $10,000, dated February 18, 1994, and $10,000, dated March 28, 1994, were repaid. All surplus notes mature seven years from the issue date.

     Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the State of Connecticut. At December 31, 2002 and 2001, $29,230 and $25,829, respectively, of accrued interest on surplus notes was not permitted for payment under these criteria.

15. SHORT-TERM BORROWING

     The Company had a $10,000 short-term loan payable to ASI at December 31, 2002 and 2001 as part of a revolving loan agreement. The loan had an interest rate of 1.97% and matured on January 13, 2003. The loan was subsequently rolled over with a new interest rate of 1.82% and a new maturity date of March 13, 2003. The loan was further extended to April 30, 2003 and a new interest rate of 1.71%. The total related interest expense to the Company was $271, $522 and $687 in 2002, 2001 and 2000,
     respectively. Accrued interest payable was $10 and $113 as of December 31, 2002 and 2001, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

15. SHORT-TERM BORROWING (continued)

     On January 3, 2002, the Company entered into a $150,000 credit facility with ASI. This credit facility terminates on December 31, 2005 and bears interest at the offered rate in the London interbank market (LIBOR) plus
     0.35 percent per annum for the relevant interest period. Interest expense related to these borrowings was $2,243 for the year ended December 31, 2002. As of December 31, 2002, no amount was outstanding under this credit facility.

16. CONTRACT WITHDRAWAL PROVISIONS

     Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contract owners at market value or with market value adjustment. Separate account assets, which are carried at fair value, are adequate to pay such withdrawals, which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

17. RESTRUCTURING CHARGES

     On March 22, 2001 and December 3, 2001, the Company announced separate plans to reduce expenses to better align its operating infrastructure with the current investment market environment. As part of the two plans, the Company's workforce was reduced by approximately 140 positions and 115 positions, respectively, affecting substantially all areas of the Company. Estimated pre-tax severance benefits of $8,500 have been charged against 2001 operations related to these reductions. These charges have been reported in the Consolidated Statements of Income as a component of Underwriting, Acquisition and Other Insurance Expenses. As of December 31, 2002 and 2001, the remaining restructuring liability, relating primarily to the December 3, 2001 plan, was $12 and $4,104, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

     In recent years, a number of annuity companies have been named as defendants in class action lawsuits relating to the use of variable annuities as funding vehicles for tax- qualified retirement accounts. The Company is currently a defendant in one such lawsuit. A purported class action complaint was filed in the United States District Court for the Southern District of New York on December 12, 2002, by Diane C. Donovan against the Company and certain of its affiliates (the "Donovan Complaint"). The Donovan Complaint seeks unspecified compensatory damages and injunctive relief from the Company and certain of its affiliates. The Donovan Complaint claims that the Company and certain of its affiliates violated federal securities laws in marketing variable annuities. This litigation is in the preliminary stages. The Company believes this action is without merit, and intends to vigorously defend against this action.

     The Company is also involved in other lawsuits arising, for the most part, in the ordinary course of its business operations. While the outcome of these other lawsuits cannot be determined at this time, after consideration of the defenses available to the Company, applicable insurance coverage and any related reserves established, these other lawsuits are not expected to result in liability for amounts material to the financial condition of the Company, although it may adversely affect results of operations in future periods.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

18. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

     As discussed previously, on December 19, 2002, SICL entered into a definitive purchase agreement (the "Purchase Agreement") to sell its ownership interest in the Company and certain affiliates to Prudential Financial for approximately $1.265 billion. The closing of this transaction, which is conditioned upon certain customary regulatory and other approvals and conditions, is expected in the second quarter of 2003.

     The purchase price that was agreed to between SICL and Prudential Financial was based on a September 30, 2002 valuation of the Company and certain affiliates. As a result, assuming the transaction closes, the economics of the Company's business from September 30, 2002 forward will inure to the benefit or detriment of Prudential Financial. Included in the Purchase Agreement, SICL has agreed to indemnify Prudential Financial for certain liabilities that may arise relating to periods prior to September 30, 2002. These liabilities generally include market conduct activities, as well as contract and regulatory compliance (referred to as "Covered Liabilities").

     Related to the indemnification provisions contained in the Purchase Agreement, SICL has signed, for the benefit of the Company, an indemnity letter, effective December 19, 2002, to make the Company whole for certain Covered Liabilities that come to fruition during the period beginning December 19, 2002 and ending with the close of the transaction. This indemnification effectively transfers the risk associated with those Covered Liabilities from the Company to SICL concurrent with the signing of the definitive purchase agreement rather than waiting until the transaction closes.

19. SEGMENT REPORTING

     Assets under management and sales for products other than variable annuities have not been significant enough to warrant full segment disclosures as required by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," and the Company does not anticipate that they will be so in the future due to changes in the Company's strategy to focus on its core variable annuity business.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes information with respect to the operations of the Company on a quarterly basis:

                                                       Three Months Ended
                                           ------------------------------------------
                  2002                     March 31    June 30    Sept. 30    Dec. 31
----------------------------------------   --------   --------   ---------   --------
Premiums and other insurance revenues*     $118,797   $126,614   $ 115,931   $108,488
Net investment income                         4,965      4,714       5,128      4,825
Net realized capital losses                  (1,840)    (1,584)     (2,327)    (3,863)
                                           --------   --------   ---------   --------
Total revenues                              121,922    129,744     118,732    109,450
Benefits and expenses*                      112,759    160,721     323,529    150,906
                                           --------   --------   ---------   --------
Pre-tax net income (loss)                     9,163    (30,977)   (204,797)   (41,456)
Income tax expense (benefit)                  1,703    (11,746)    (72,754)   (20,013)
                                           --------   --------   ---------   --------
Net income (loss)                          $  7,460   $(19,231)  $(132,043)  $(21,443)
                                           ========   ========   =========   ========

* For the quarters ended March 31, 2002 and June 30, 2002, the Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

                                                       Three Months Ended
                                           ------------------------------------------
                  2001                     March 31    June 30    Sept. 30    Dec. 31
----------------------------------------   --------   --------   ---------   --------
Premiums and other insurance revenues***   $130,885   $128,465   $ 122,708   $119,604
Net investment income**                       5,381      4,997       5,006      4,742
Net realized capital gains (losses)           1,902        373         376     (1,723)
                                           --------   --------   ---------   --------
Total revenues                              138,168    133,835     128,090    122,623
Benefits and expenses**  ***                122,729    110,444     123,307    125,969
                                           --------   --------   ---------   --------
Pre-tax net income (loss)                    15,439     23,391       4,783     (3,346)
Income tax expense (benefit)                  4,034      7,451        (480)    (3,837)
                                           --------   --------   ----------  --------
Net income                                 $ 11,405   $ 15,940   $   5,263   $    491
                                           ========   ========   =========   ========

** For the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

*** For the quarters ended September 30, 2001 and December 31, 2001, the Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)

20. QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

                                                       Three Months Ended
                                           ------------------------------------------
                  2000                     March 31    June 30    Sept. 30    Dec. 31
----------------------------------------   --------   --------   ---------   --------
Premiums and other insurance revenues      $137,040   $139,346   $ 147,819   $135,866
Net investment income****                     4,343      4,625       4,619      5,008
Net realized capital gains (losses)             729     (1,436)       (858)       877
Total revenues                              142,112    142,535     151,580    141,751
Benefits and expenses****                   107,893    122,382     137,843    114,264
Pre-tax net income                           34,219     20,153      13,737     27,487
Income tax expense                           10,038      5,225       3,167     12,349
Net income                                 $ 24,181   $ 14,928   $  10,570   $ 15,138
                                           ========   ========   =========   ========

**** For the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

              APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT

     The formula used to determine the market value adjustment ("MVA") is applied as of the date we receive a request In Writing for a full or partial surrender. When choosing an alternate Guarantee Period, the formula is applied as of the first business day after the date we receive all the information we need to process your request. Values and time durations used in the formula are as of such date. Current Rates and available Guarantee Periods are those for your type of Contract. The formula is:

                  [ (1+I) / (1+J+ the adjustment amount) ] N/12

                                     where:

     I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

     J is the Current Rate for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period ("Remaining Period");

     N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining in your Guarantee Period.

     Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

     If we are no longer offering a Guarantee Period equal to the Remaining Period but are offering Guarantee Periods that are both shorter and longer than the Remaining Period, we will interpolate a rate for J between our Current Rates for the next shortest and next longest Guarantee Periods then being offered. If we are no longer offering a Guarantee Period equal to the Remaining Period and also are no longer offering Guarantee Periods that are both longer and shorter than the Remaining Period, we will determine rates for both I and J based on the Moody's Corporate Bond Yield Average - Monthly Average Corporates (the "Average"), as published by Moody's Investor Services, Inc., its successor, or an equivalent service should such Average no longer be published by Moody's. For determining I, we will use the Average for the applicable Guarantee Period published on or immediately prior to the start of your current Guarantee Period. For determining J, we will use the Average for the Remaining Period published on or immediately prior to the date the MVA is calculated.

     In the special case where I = J, the MVA is set equal to 1.

     The following examples show the effect of the MVA on a surrender. The examples assume surrender charges do not apply and:

Interim Value at Beginning of Guarantee Period:   $50,000

Guarantee Period:                                 5 years

Guarantee Rate:                                   5% effective annual rate

Date of Calculation:                              End of the third year since
                                                  the beginning of the
                                                  Guarantee Period
                                                  (two exact years remaining
                                                  to the end of the Guarantee
                                                  Period)

Adjustment Amount:                                0.25% of interest

                          Example of Upward Adjustment

Assume J = 3.5%
(Current Rate for Contracts electing a two year Guarantee Period)

At this point I = 5% (0.05) and N = 24
(number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA: $57,881.25

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0375] 2 = 1.024242

Net Surrender Value = Interim Value X MVA = $59,284.38.

                         Example of Downward Adjustment

Assume J = 6%
(Current Rate for Contracts electing a two year Guarantee Period)

At this point I = 5% (0.05) and N = 24
(number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA: $57,881.25.

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0625] 2 = .97661

Net Surrender Value = Interim Value X MVA = $56,527.35.

                 APPENDIX C - ILLUSTRATION OF INTEREST CREDITING

THIS EXAMPLE ASSUMES NO PARTIAL SURRENDERS DURING THE GUARANTEE PERIOD. WHETHER A SURRENDER CHARGE APPLIES TO ANY INTERIM PARTIAL SURRENDERS OR TO A FULL OR PARTIAL SURRENDER AT THE END OF THE GUARANTEE PERIOD DEPENDS ON THE STRUCTURE OF SURRENDER CHARGES AS SHOWN IN YOUR CONTRACT, AND WHETHER THAT GUARANTEE PERIOD EXTENDS BEYOND THE DATE SURRENDER CHARGES APPLY. THE MARKET VALUE ADJUSTMENT WOULD APPLY TO ANY INTERIM PARTIAL SURRENDER EXCEPT, WHERE REQUIRED BY LAW, AN INTERIM PARTIAL SURRENDER OCCURRING NOT MORE THAN 30 DAYS BEFORE THE END OF A GUARANTEE PERIOD.

THE HYPOTHETICAL INTEREST RATE USED IS ILLUSTRATIVE ONLY AND IS NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED FOR ANY CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN CONTRACT AT ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

In this example the Guarantee Period begins on the Contract Date. Should an alternate Guarantee Period be chosen, Guarantee Periods may begin and end on other than anniversaries of the Contract Date.

Interim Value at beginning of Guarantee Period:   $50,000

Guarantee Period:                                 5 Years

Guaranteed Rate:                                  5% Effective Annual Rate

       Interest Credited   Cumulative
             During         Interest
Year     Contract Year      Credited
----   -----------------   ----------
  1        $2,500.00        $2,500.00
  2         2,625.00         5,125.00
  3         2,756.25         7,881.25
  4         2,894.06        10,775.31
  5         3,038.77        13,814.08

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

Issued by:                                                       Distributed by:

AMERICAN SKANDIA LIFE                                           AMERICAN SKANDIA
ASSURANCE CORPORATION                                    MARKETING, INCORPORATED
One Corporate Drive                                          One Corporate Drive
Shelton, Connecticut 06484                            Shelton, Connecticut 06484
Telephone: 1-800-752-6342                                Telephone: 203-926-1888
http://www.americanskandia.com                    http://www.americanskandia.com

                               MAILING ADDRESSES:
                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                                  P.O. Box 7040
                            Bridgeport, CT 06601-7040

                                  EXPRESS MAIL:
                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                               One Corporate Drive
                                Shelton, CT 06484

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

                Prudential Annuities Life Assurance Corporation

                   Prospectus Supplement, dated May 1, 2009

This supplement should be read and retained with the prospectus for your Annuity. If you would like another copy of the prospectus, please call us at 1-800-752-6342.

Prudential Annuities Life Assurance Corporation ("PALAC") incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by PALAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. PALAC will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. PALAC files periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that PALAC files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

                   Supplement to Prospectus Dated May 1, 1995
                          Supplement Dated May 1, 1995

     The Guaranteed Maturity Annuity being offered to you pursuant to this prospectus imposes no sales charges upon receipt by us of premiums. However, a surrender charge will be imposed upon a full or partial surrender, calculated at 6% of the Gross Surrender Value deemed to be a liquidation of premiums, if the surrender or partial surrender is effected within six years of the premium payment. Amounts taken under the free withdrawal privilege are not considered a liquidation of premium. See "Surrender Charge" on page 13 of the accompanying prospectus for further details.

     We may offer an exchange program to enrollees who exchange an existing contract issued by another insurance company not affiliated with us for the type of contract being offered you. Under this program we make additions to the Interim Value of such Owners' Contract. Subject to a limit of 4.5% of the amount we receive from the other insurance company, the value of such additions at the time added equals the surrender charge paid, if any, to such other insurance company (see "Exchange Contracts". page 19).

GMA-SUPP (5/95)

                   Supplement to Prospectus Dated May 1, 1995
                          Supplement Dated May 1, 1995*

     The Guaranteed Maturity Annuity being offered to you pursuant to this Prospectus has the following charges and features:

Sales Charge/Surrender Charge: A sales charge is assessed when premium is submitted. The amount of the sales charge depends on the amount of premium submitted at the time, irrespective of the number of Contracts issued (see "Application and Premium Payment", p. 9). The sales charge is as shown in the chart below. There is no surrender charge on either a full or partial surrender (see "Sales Charge", p.10 and "Surrender Charge", p. 13).

Breakpoints: While we reserve the right to make additions to the Interim Values of Contracts of Participants submitting large amounts of premium, we currently do not make such additions in relation to large premiums submitted for the Guaranteed Maturity Annuity being offered to you pursuant to this Prospectus. However, the sales charges noted below do decrease as shown for larger premiums (see "Breakpoints", p. 19).

Exchange Contracts: We may offer an exchange program to enrollees who exchange an existing contract issued by another insurance company not affiliated with us for the type of Contract being offered you. Under this program we make additions to the Interim Value of such Contracts. Subject to a limited percentage ("Specified Maximum Percentage") of the amount we receive from the other insurance company, the value of such additions at the time added equals the surrender charge paid, if any, to such other insurance company. The Specified Maximum Percentage is shown in the chart below (see "Exchange Contracts", p.
19).

            Sales Charges for All Contracts Offered Pursuant to this Prospectus/Specified Maximum Percentages for Exchange Contracts Only

                                                                 Specified
Premium Received                             Sales Charge   Maximum Percentage
------------------------------------------   ------------   ------------------
Less than $50,000                                3.75%             2.81%
At least $50,000 but less than $100,000          3.25%             2.44%
At least $100,000 but less than $250,000         2.70%             2.03%
At least $250,000 but less than $500,000         2.40%             1.80%
At least $500,000 but less than $1,000,000       2.00%             1.50%
At least $1,000,000 or more                      1.00%              .75%

Guarantee Periods: As of the date shown above, we offer Guarantee Periods of five, ten and fifteen years. We may change the Guarantee Periods we offer at some future date (see "Guarantee Periods", p. 10)

Interest Rate Minimums: Interest rates are subject to a minimum. We may declare higher rates. The minimum for each Guarantee Period is based on both an index and a reduction to the interest rate determined according to the index. The index is based on certificates of indebtedness of the United States Treasury. The reduction for Guarantee Periods of ten years or less is 1.35 percent (0.0135) and 1.75 percent (0.0175) for the fifteen year Guarantee Period (see "Interest Rates", p. 11).

* When this Supplement accompanies the Prospectus, it supplants the Supplement "GMA-SUPP (5/95)" printed on page 2 of the Prospectus.

CATS-SUPP (5/95)

                   Supplement to Prospectus Dated May 1, 2003
                          Supplement dated May 1, 2004

     This Supplement should be retained with the May 1, 2003 Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation ("American Skandia"). If you do not have a May 1, 2003 Prospectus, please contact American Skandia at 1-800-766-4530. Please be advised that as of May 1, 2004, we are no longer selling any additional contracts that are described in this prospectus. Therefore, please retain your May 1, 2003 prospectus and any supplements thereto for future reference as these documents will continue to constitute the prospectus to which you can refer.

1. Appendix A Financial Information about American Skandia is deleted in its entirety.

2. The "Incorporation of Certain Documents by Reference" section is deleted in its entirety and replaced with the following: "American Skandia publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about American Skandia that is annually audited by independent accountants. American Skandia's annual report for the year ended December 31, 2003, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at American Skandia - Variable Annuities; P.O. Box 7040; Bridgeport, CT 06601-7040 (Telephone : 203-926-1888). The SEC file number for American Skandia is 33-44202. You may read and copy any filings made by American Skandia with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees

In the original filing of this registration statement, Prudential Annuities Life Assurance Corporation registered $25,000,000 ($25 million) of securities and paid a filing fee of $1,395 therefor.

Federal Taxes

Prudential Annuities Life Assurance Corporation estimated the federal tax effect associated with the deferred acquisition costs attributable to receipt of $1 million of purchase payments over a two year period to be approximately $74,000.

State Taxes

Prudential Annuities Life Assurance Corporation estimated that approximately $750,000 in premium taxes would be owed upon receipt of purchase payments under the contracts if the full $25,000,000 ($25 million) of the securities registered herein would be applied to annuity options.

Printing Costs

Printing costs are largely inapplicable, because this filing is merely designed to file an updated Form S-3 registration statement.

Legal Costs

This registration statement was prepared by Prudential attorneys whose time is allocated to Prudential Annuities Life Assurance Corporation.

Accounting Costs

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audits Prudential Annuities Life Assurance Corporation's financial statements, will charge approximately $715 in connection with the filing of this registration statement with the Commission.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 33-320a of the Connecticut General Statutes, the Registrant must indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses including attorneys' fees, for actions brought or threatened to be brought against him in his capacity as a director or officer when certain disinterested parties determine that he acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant. In any criminal action or proceeding, it also must be determined that the director or officer had no reason to believe his conduct was unlawful. The director or officer must also be indemnified when he is successful on the merits in the defense of a proceeding or in circumstances where a court determines that he is fairly and reasonably entitled to be indemnified, and the court approves the amount. In shareholder derivative suits, the director or officer must be finally adjudged not to have breached this duty to the Registrant or a court must determine that he is fairly and reasonably entitled to be indemnified and must approve the amount. In a claim based upon the director's or officer's purchase or sale of the Registrants' securities, the director or officer may obtain indemnification only if a court determines that, in view of all the circumstances, he is fairly and reasonably entitled to be indemnified and then for such amount as the court shall determine. The By-Laws of Prudential Annuities Life Assurance Corporation ("PALAC") also provide directors and officers with rights of indemnification, consistent with Connecticut Law.

The foregoing statements are subject to the provisions of Section 33-320a.

Directors and officers of PALAC and Prudential Annuities Distributors, Inc. ("PAD") can also be indemnified pursuant to indemnity agreements between each director and officer and Prudential Annuities, Inc., a corporation organized under the laws of the state of Delaware. The provisions of the indemnity agreement are governed by Section 45 of the General Corporation Law of the State of Delaware.

The directors and officers of PALAC and PAD are covered under a directors and officers liability insurance policy. Such policy will reimburse PALAC or PAD, as applicable, for any payments that it shall make to directors and officers pursuant to law and, subject to certain exclusions contained in the policy, will pay any other costs, charges and expenses, settlements and judgments arising from any proceeding involving any director or officer of PALAC or PAD, as applicable, in his or her past or present capacity as such.

ITEM 16. EXHIBITS

(a) Exhibits

(1)Form of Distribution Agreement between Prudential Annuities Distributors, Inc. and Prudential Annuities Life Assurance Corporation. (Note 2)

(3)Articles of Incorporation and by-laws. (Note 3)

(4)Instruments defining the rights of security holders, including indentures incorporated by reference to Registration Statements. (Note 4)

(5)Opinion of Counsel as to legality of the securities being registered. (Note
   1)

(23)Written consent of PricewaterhouseCoopers LLP, Independent accountants (Note 1)

(24)(a) Power of Attorney for James J. Avery. (Note 1)

   (b) Power of Attorney for Helen M. Galt. (Note 1)

   (c) Power of Attorney for Bernard J. Jacob. (Note 1)

   (e) Power of Attorney for Stephen Pelletier. (Note 1)

   (g) Power of Attorney for Kenneth Y. Tanji. (Note 1)

--------

(Note 1) Filed herewith.

(Note 2) Underwriting agreement incorporated by reference to Post-Effective
      Amendment No. 1 to Registration Statement No. 333-25733, filed via EDGAR, March 2, 1998.

(Note 3) Incorporated by reference to Post-Effective Amendment No. 6 to
      Registration Statement No. 33-87010 filed via EDGAR March 2, 1998.

(Note 4) Incorporated by reference to Registrant's Post-Effective Amendment No.
      9 to Registration Statement No. 33-89676 filed February 22, 1995.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on the 18th day of March 2009.

           PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION (Registrant)

By:  /s/ C. Christopher Sprague
     ------------------------------------
     C. Christopher Sprague,
     Vice President, Corporate Counsel       Date: March 18, 2009

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

    Signature                   Title                         Date
------------------- -----------------------------  ---------------------------

Stephen Pelletier*  (Principal Executive Officer)        March 18, 2009
------------------- Chief Executive Officer and
Stephen Pelletier   President

Kenneth Y. Tanji*   (Principal Financial Officer         March 18, 2009
------------------- and Principal Accounting
Kenneth Y. Tanji    Officer) Executive Vice
                    President and Chief Financial
                    Officer

                    (Board of Directors)

James J. Avery*     Bernard J. Jacob*              Helen M. Galt*
------------------- ---------------------------    ---------------------------
James J. Avery      Bernard J. Jacob               Helen M. Galt

Kenneth Y. Tanji*   Stephen Pelletier*
------------------- ---------------------------
Kenneth Y. Tanji    Stephen Pelletier


By:  /s/ C. Christopher Sprague
     ------------------------------------
     C. Christopher Sprague

--------
* Executed by C. Christopher Sprague on behalf of those indicated pursuant to Power of Attorney

                                 EXHIBIT INDEX

Exhibit No.
-----------

     5      Opinion of Counsel

     23 Written Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

     24     Powers of Attorney